UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities and Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Avis Budget Group, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

March 26, 2013

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Avis Budget Group, Inc. (the “Company”), which will be held at the DoubleTree by Hilton Downtown Wilmington—Legal District, 700 N. King Street, Wilmington, Delaware 19801 on Wednesday, May 22, 2013, at 11:00 a.m., Eastern Time. We look forward to greeting as many of our stockholders as possible.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be conducted at the Annual Meeting and provides other information concerning the Company of which you should be aware when you vote your shares.

This year, we have again elected to take advantage of the “Notice and Access” rules of the Securities and Exchange Commission with respect to furnishing our proxy materials and our 2012 Annual Report to stockholders over the Internet. We are continuing the use of this method with a portion of our stockholders and believe this process provides a convenient and quick way to access your proxy materials and the 2012 Annual Report, and to vote. Expanded electronic dissemination expedites receipt of your proxy materials and the 2012 Annual Report while allowing us to reduce the environmental impact of our annual meeting and to reduce the costs of printing and mailing full sets of proxy materials. Many stockholders will receive a notice of Internet availability of proxy materials and the 2012 Annual Report (the “Notice”) containing convenient instructions on how to access annual meeting materials via the Internet. If you received the Notice, you will not receive a printed copy of the proxy materials or the 2012 Annual Report, unless you specifically request one. The Notice also provides instructions on how to receive paper copies if preferred.

Admission to the Annual Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card mailed to you or requested by you via the Internet and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary, such as a bank or broker, please follow the instructions under the Additional Information section of the Proxy Statement to obtain a ticket.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. As a stockholder of record, you can vote your shares by telephone, electronically via the Internet or, if you received paper copies of the proxy material by mail, by marking your votes on the enclosed proxy card. If you vote on the enclosed proxy card, you must sign, date and mail the proxy card in the enclosed envelope. If you decide to attend the Annual Meeting and vote in person, you may then withdraw your proxy.

On behalf of the Board of Directors and the employees of Avis Budget Group, Inc., I would like to express my appreciation for your continued interest in the affairs of the Company.

Sincerely,

Ronald L. Nelson

Chairman of the Board and

Chief Executive Officer

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

May 22, 2013

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Avis Budget Group, Inc. (the “Company”) will be held on Wednesday, May 22, 2013, at 11:00 a.m. Eastern Time, at the DoubleTree by Hilton Downtown Wilmington—Legal District, 700 N. King Street, Wilmington, Delaware 19801 (the “Meeting”), to consider and vote upon the following matters:

1. To elect as directors the nine nominees named in the accompanying proxy statement for a one-year term expiring in 2014 and until their successors are duly elected and qualified or until his or her earlier resignation or removal.

2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2013.

3. Advisory approval of the compensation of our named executive officers.

4. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 25, 2013 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Meeting will be available for examination by any stockholder, for any purpose germane to the Meeting, at the Meeting and for ten days prior to the Meeting during ordinary business hours at 6 Sylvan Way, Parsippany, New Jersey 07054, the Company’s principal place of business.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on May 22, 2013

The Company’s Proxy Statement on Schedule 14A,

form of proxy card and 2012 Annual Report on Form 10-K

are available at:

www.edocumentview.com/CAR

By Order of the Board of Directors

JEAN M. SERA

Corporate Secretary

Dated: March 26, 2013

2013 PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Date and Time	May 22, 2013, 11:00 a.m., Eastern Time

• Place	DoubleTree by Hilton Downtown Wilmington—Legal District 700 N. King Street Wilmington, Delaware 19801

• Record Date	March 25, 2013

• Voting	Stockholders as of the Record Date are entitled to vote. Each share of our Common Stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

• Admission	Admission will be by ticket only. Please follow the advance registration instructions set forth under “Do I need a ticket to attend the Meeting?” on page 4.

Voting Matters and Vote Recommendations

Voting Matters

	Proposal No.	Page Reference (for additional detail)
Election of Directors	1	49
Ratification of Appointment of Auditors	2	50-51
Advisory Approval of the Compensation of our Named Executive Officers	3	52

Vote Recommendations: The Board recommends a “FOR” vote for all nine director nominees in Proposal No. 1, and a “FOR” vote for Proposal Nos. 2 and 3.

i

Board Nominees

See “Proposal No. 1: Election of Directors” for more information.

The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast.

Name	Age	Director Since	Occupation	Independent	Other Public Company Boards	Committee Membership
						Audit	Compensation	Governance	Executive
Ronald L. Nelson	60	2003	Chairman and CEO Avis Budget Group, Inc.		2				C
Alun Cathcart	69	2011	Former Chairman and CEO Avis Europe plc	✓	0
Mary C. Choksi	62	2007	Founding Partner and Managing Director Strategic Investment Group	✓	1	M		M
Leonard S. Coleman*	64	1997	Former President National League of Professional Baseball Clubs	✓	4		M	C
John D. Hardy, Jr.	69	2008	Former Partner Venable LLP O’Melveny & Myers LLP	✓	0		C
Lynn Krominga	62	2006	Management Consultant and Attorney	✓	0	M	M
Eduardo G. Mestre	64	2008	Chairman of Global Advisory Evercore Partners	✓	1				M
F. Robert Salerno	61	2006	Former Vice Chairman Avis Budget Group, Inc.		0				M
Stender E. Sweeney	74	2006	Financial Advisor and Equity Investor	✓	1	C, F		M

*	Presiding Director of the Board
C	Chair
M	Member
F	Financial Expert

Each director nominee is a current director. In 2012, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which they served.

Corporate Governance Highlights

•	Substantial majority of independent directors (7 of 9)

•	Lead independent director

•	All members of Compensation, Corporate Governance and Audit Committees are independent

•	Annual election of the entire Board

•	Majority vote for directors in uncontested elections and a resignation policy for incumbent directors

•	Robust executive and director stock ownership guidelines

•	The Company does not have a poison pill

•	No director nominee attended less than 75% of board meetings

Ratification of Independent Registered Public Accounting Firm

See “Proposal No. 2: Ratification of the Appointment of Auditors” for more information.

As a matter of good corporate governance, we ask that our stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013. Set forth below is summary information with respect to fees for services provided in 2012 and 2011 by Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu and their respective affiliates.

Type of Fees	2012	2011
Audit Fees	$7.0 million	$6.7 million
Audit-Related Fees	$1.8 million	$3.1 million
Tax Fees
Compliance	$4.1 million	$4.2 million
Advice & Planning	$1.0 million	$1.0 million
All Other Fees	$0	$0

The Company was reimbursed by two of its former subsidiaries for approximately $1.1 million and $1.2 million of the tax fees listed above for 2012 and 2011, respectively.

Executive Compensation Advisory Vote

See “Executive Compensation” and “Proposal No. 3: Advisory Approval of Executive Compensation” for more information.

We are asking that stockholders vote to approve, on an advisory basis, the compensation paid to our named executive officers (“NEOs”), as described in this proxy statement.

2012 Company Performance

Our Company experienced strong performance in 2012. Our aggregate one-year, three-year and five-year stock price performance reflects increases of 85%, 51% and 52%, respectively. For 2012, we reported record financial results despite an uneven global macroeconomic environment and weak economic conditions in Europe, as revenue increased by 25% compared to 2011, and pretax income increased from $36 million in 2011 to $300 million in 2012.

Stock Price Performance

2012 Compensation Highlights

Following our acquisition of Avis Europe plc in October 2011, our Compensation Committee reviewed the compensation of our NEOs in light of the increased size, scope and geographic complexity of our Company which resulted from the acquisition. Due, in part, to such review, compensation for 2012 reflects the following principal changes:

NEO(s)	Principal Changes to 2012 Compensation	Rationale
CEO	✓ Base salary increased from $1.00 to $1.15 million ✓ Long-term incentive with grant date fair value of $3.9 million ➢ 70% tied to relative total shareholder return	✓ Recognizes our Company’s larger size ✓ Partially makes up for the shortfall identified in the Committee’s review of competitive data
CFO and Regional Presidents

✓       Regular long-term incentives awarded reflect increases in grant date fair value compared to 2011

✓       Additional special long-term incentives (the “Special LTI”) awarded with grant date fair values ranging from $1 to $2 million

➢       100% tied to regional and corporate results

✓ Recognizes our Company’s larger size ✓ Recognizes increased responsibilities assumed by such officers

As a result of our 2012 financial performance and the principal changes made to our executive compensation program following the Committee’s review, our NEOs received total compensation for 2012 as set forth below. Long-term incentives made up more than 50% of total compensation for each of our NEOs and the approximate grant date fair values of such incentives are also reflected in the tables below.

Total Compensation		Long-Term Incentives
NEO	Total ($)	NEO	2012 LTI ($)	Special LTI ($)
CEO	7.2 million	CEO	3.9 million	—
CFO	4.4 million	CFO	1 million	2 million
President, NA	4.5 million	President, NA	1 million	2 million
President, EMEA	4.5 million	President, EMEA	1 million	2 million
President, LA/AP	3.2 million	President, LA/AP	900,000	1 million

As in prior years, compensation* for 2012 was predominantly performance-based, as illustrated below:

*	Pay mix reflects values as disclosed in the Summary Compensation Table. LTI is defined as long-term incentive.

AVIS BUDGET GROUP, INC.

6 Sylvan Way

Parsippany, New Jersey 07054

PROXY STATEMENT

Annual Meeting of Stockholders to

be held on May 22, 2013

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Avis Budget Group, Inc. (the “Company” or “Avis Budget”) is soliciting your vote at the 2013 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the “Meeting”), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. On or about April 1, 2013, the Company will first mail to certain stockholders of record the Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement online, or in the alternative, request a paper copy of the proxy materials and a proxy card, and also will first mail to certain other stockholders this Proxy Statement and the enclosed proxy card.

What items will I be voting on?

•	Election of Directors (see page 49).

•	Ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2013 (see pages 50-51).

•	Advisory approval of the compensation of our named executive officers (see page 52).

How many votes do I have?

You will have one vote for every share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), you owned as of the close of business on March 25, 2013 (the “Record Date”).

How many votes can be cast by all stockholders?

107,614,584 votes consisting of one vote for each of the Company’s shares of Common Stock that were outstanding on the Record Date. There is no cumulative voting, and the holders of the Common Stock vote together as a single class.

How many votes must be present to hold the Meeting?

One-third of the outstanding shares of Common Stock entitled to vote at the Meeting, or 35,871,528 votes, must be present, in person or by proxy, to constitute a quorum at the Meeting. Stockholders of record who are present at the Meeting, in person or by proxy, and who abstain from voting, including brokers holding customers’ shares of Common Stock of record who do not vote on particular proposals because the brokers do not have discretion to vote and have not received instructions from their customers as to how to vote, will be included in the number of stockholders present at the Meeting for purposes of determining whether a quorum is present for the transaction of business at the Meeting.

How does a stockholder nominate someone to be a director?

Director nominations may be made by a stockholder so long as the qualifying stockholder follows the procedures outlined in the by-laws of the Company as summarized below. Pursuant to the Company’s by-laws, as amended and restated, for a nomination to be made by a stockholder, such stockholder must have given the proper notice not less than ninety (90) days before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, in the event that the annual meeting of stockholders is called for on a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting of stockholders was mailed or such public disclosure of the date of the annual meeting of stockholders was made, whichever occurs first. For the 2014 annual meeting, the Company must receive this notice on or before February 21, 2014. Such notice and nomination should be submitted in writing to the Corporate Secretary of the Company within the specific time limits and should include the information required for stockholder nominations set forth in the Company’s by-laws.

The complete description of the procedure for shareholder nominations is contained in the Company’s by-laws. A copy of the full text of the by-law provision containing this procedure may be accessed in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com. Nothing contained in any section of the Company’s website is incorporated by reference into this Proxy Statement.

How many votes are required to elect directors and adopt the other proposals?

•

Election of Directors (Proposal No. 1). In an uncontested election, directors are each elected by a majority of the votes cast with respect to that nominee. This means that the number of votes cast “for” each director nominee must exceed the number of votes cast “against” that nominee. Any “abstentions” or “broker non-votes” are not counted as votes cast “for” or “against” that director’s election and will have no effect on the election of directors. In contested elections, where the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote on the election of directors. Brokers who hold shares of Common Stock in “street name” will not have discretion, on behalf of their clients that hold shares of Common Stock as of the Record Date, to vote on the proposal relating to the election of directors unless such brokers receive specific voting instructions from the beneficial owners of such shares.

•

Ratification of the Appointment of Independent Registered Public Accounting Firm (Proposal No. 2). Approval of the proposal relating to the ratification of the appointment of the Company’s independent registered public accounting firm for fiscal year 2013 requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Brokers who hold shares of Common Stock in “street name” will have discretion, on behalf of their clients that hold shares of Common Stock as of the Record Date, to vote on the proposal relating to the ratification of the appointment of the Company’s independent registered public accounting firm when such brokers do not receive instructions from the beneficial owners of such shares. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against such proposal.

•

Advisory Approval of the Compensation of our Named Executive Officers (Proposal No. 3). Approval, in a non-binding advisory vote, of the compensation of our named executive officers requires a vote of the majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. In determining whether such proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against such proposal. Brokers who hold shares of Common Stock in “street name” will not have discretion, on behalf of their clients that hold shares of Common Stock as of the Record Date, to vote on the proposal relating to the approval of the compensation of our named executive officers unless such brokers receive specific voting instructions from the beneficial owners of such shares.

A broker non-vote occurs when a broker does not have discretion to vote on a particular proposal and the broker has not received instructions from the beneficial owner of the shares of common stock as to how to vote on such proposal. If you hold your shares of Common Stock in “street name” and do not provide voting instructions to your broker within the required time frame before the Annual Meeting, your shares of Common Stock will not be voted by the broker for Proposal Nos. 1 or 3, but the broker will have the discretion to vote your shares of Common Stock on Proposal No. 2.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” the election of each of the nominees for the Board (Proposal No. 1);

•	“FOR” the ratification of the appointment of auditors (Proposal No. 2); and

•	“FOR” the proposal regarding advisory approval of the compensation of our named executive officers (Proposal No. 3).

How do I vote?

You should submit your proxy or voting instructions as soon as possible.

If you received a paper copy of this Proxy Statement. You can vote by valid proxy received by telephone, electronically via the Internet or by mail. If voting by mail, you must:

•	indicate your instructions on the proxy card;

•	date and sign the proxy card;

•	mail the proxy card promptly in the enclosed envelope; and

•	allow sufficient time for the proxy card to be received before the date of the Meeting.

Alternatively, in lieu of returning signed proxy cards, holders of record of shares of Common Stock can vote such shares by telephone or electronically via the Internet. If you are a registered stockholder (that is, if you hold your stock directly in your name through our transfer agent), you may vote by telephone or electronically via the Internet by following the instructions included with your proxy card. If your shares of Common Stock are held in “street name” such as in a stock brokerage account, by a bank or other nominee, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically via the Internet. The deadline for voting by telephone or electronically via the Internet is 11:59 p.m., Eastern Time, on May 21, 2013.

If you received a Notice of Internet availability of this Proxy Statement. Please submit your proxy via the Internet using the instructions included in the Notice of Internet availability of this Proxy Statement. The deadline for voting is 11:59 p.m., Eastern Time, on May 21, 2013.

Can I change my vote?

Yes. A proxy may be revoked at any time prior to the voting at the Meeting by submitting a later dated proxy (including a proxy by telephone or electronically via the Internet), by giving timely written notice of such revocation to the Corporate Secretary of the Company or by attending the Meeting and voting in person. However, if you hold any shares of Common Stock in “street name,” you may not vote these shares in person at the Meeting unless you bring with you a legal proxy from the holder of record of such shares.

What if I do not vote for some of the matters listed on my proxy card?

Shares of Common Stock represented by proxies received by the Company (whether through the return of the enclosed proxy card, by telephone or electronically via the Internet), where the stockholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of directors), will be voted in accordance with the specification(s) so made.

If your proxy is properly executed but does not contain voting instructions, or if you vote by telephone or electronically via the Internet without indicating how you want to vote, your shares will be voted:

•	“FOR” the election of all nine nominees for the Board of Directors (Proposal No. 1);

•	“FOR” the ratification of the appointment of auditors (Proposal No. 2); and

•	“FOR” the proposal regarding advisory approval of the compensation of our named executive officers (Proposal No. 3).

How do participants in savings plans vote?

For participants in the “Avis Budget Group, Inc. Employee Savings Plan” and the “AB Car Rental Services Retirement Savings Plan for Bargaining Hourly Employees” (collectively, the “Savings Plans”) with shares of Common Stock credited to their accounts, voting instructions for the trustees of the Savings Plans are also being solicited through this Proxy Statement. In accordance with the provisions of the Savings Plans, the respective trustees will vote shares of Common Stock in accordance with instructions received from the participants to whose accounts such shares are credited. To the extent such instructions are not received prior to noon, Eastern Time, on May 15, 2013, the trustees of the Savings Plans will vote the shares of Common Stock with respect to which it has not received instructions proportionately in accordance with the shares of Common Stock for which it has received instructions. Instructions given with respect to shares of Common Stock in accounts of the Savings Plans may be changed or revoked only in writing, and no such instructions may be revoked after noon, Eastern Time, on May 15, 2013. Participants in the Savings Plans are not entitled to vote in person at the Meeting. If a participant in any of the Savings Plans has shares of Common Stock credited to his or her account and also owns other shares of Common Stock, he or she should receive separate proxy cards for shares of Common Stock credited to his or her account in the Savings Plans and any other shares of Common Stock that he or she owns. All such proxy cards should be completed, signed and returned to the transfer agent to register voting instructions for all shares of Common Stock owned by him or her or held for his or her benefit in the Savings Plans.

Could other matters be decided at the Meeting?

The Board of Directors does not intend to bring any matter before the Meeting other than those set forth above, and the Board is not aware of any matters that anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the individuals named as proxies, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Do I need a ticket to attend the Meeting?

Yes. Attendance at the Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of the Company. Admission will be by ticket only. For registered stockholders, the bottom portion of the proxy card enclosed with this Proxy Statement (or requested via the Internet) is the Meeting ticket. Beneficial owners with shares of Common Stock held through an intermediary, such as a bank or broker, should request tickets in writing from the Corporate Secretary at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain tickets in advance may obtain them on the Meeting date at the registration desk upon verifying his or her stock ownership as of the Record Date.

In accordance with the Company’s security procedures, all persons attending the Meeting must present picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission. Admission to the Meeting will be expedited if tickets are obtained in advance. Tickets may be issued to others at the discretion of the Company. Cameras and recording devices will not be permitted at the Meeting.

Why did certain stockholders receive in the mail a one-page Notice regarding Internet availability of this Proxy Statement rather than a printed copy?

As permitted by the Securities and Exchange Commission (“SEC”) rules allowing companies to provide stockholders with access to proxy materials over the Internet, we are making this Proxy Statement available to our stockholders electronically via the Internet. Accordingly, to reduce the environmental impact of our annual meeting and reduce costs, we are sending to a portion of our stockholders a Notice containing instructions on how to access this Proxy Statement online. If you received this Notice by mail, you will not receive a printed copy of this Proxy Statement in the mail unless you request to receive a printed copy of this Proxy Statement. Instructions on how to access this Proxy Statement over the Internet or to request a printed copy are set forth in such Notice. In addition, stockholders may request to receive proxy materials in print form or electronically by email on an ongoing basis.

How can I find the voting results of the Annual Meeting?

Voting results will be tallied by the inspector of election and published in the Company’s Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the Annual Meeting.

How can I access the Company’s proxy materials and annual report electronically?

A copy of this Proxy Statement and the Annual Report on Form 10-K filed by the Company with the SEC for its latest fiscal year is available without charge to stockholders at www.edocumentview.com/CAR, on the SEC’s website at www.sec.gov, at the Company’s website at www.avisbudgetgroup.com, or upon written request to Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, Attention: Investor Relations. You can elect to receive future annual reports and proxy statements electronically by following the instructions provided if you vote via the Internet or by telephone. Choosing to access your future proxy materials electronically will help the Company conserve natural resources and reduce the cost of distributing the Company’s proxy materials. If you choose to access future proxy materials electronically, you will receive an email with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by email will remain in effect until you terminate it.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

BOARD OF DIRECTORS

General

The Board of Directors (the “Board”) presently consists of nine members. Each of the directors elected at the Meeting will serve for a term of one year expiring at the 2014 annual meeting of stockholders and until their successors are duly elected and qualified or until his or her earlier resignation or removal. The name of each present director, his or her position with the Company, and principal occupations and directorships held with other public companies during the past five years are set forth below. In addition to the information presented below regarding each director’s experience, skills and attributes that contribute to the effectiveness of the Board as a whole, each director possesses valuable business management and leadership experience, demonstrates an ability to exercise sound judgment and business acumen, and brings unique perspective to the Board.

Biographical Information for Nominees

MR. RONALD L. NELSON—Director since April 2003

Mr. Nelson, age 60, has been Chairman and Chief Executive Officer of the Company since August 2006. He has also served as President and Chief Operating Officer of the Company since June 2010. Prior to August 2006, Mr. Nelson held several executive finance and operating roles, starting in April 2003, with Cendant Corporation (as the Company was formerly known, “Cendant”), including as Chief Financial Officer and President. From November 1994 to March 2003, Mr. Nelson was Co-Chief Operating Officer of DreamWorks SKG. Prior thereto, he was Executive Vice President, Chief Financial Officer and a director at Paramount Communications, Inc., formerly Gulf + Western Industries, Inc. Mr. Nelson serves on the boards of Convergys Corporation and Hanesbrands, Inc., which both file reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Specific Qualifications, Attributes, Skills and Experience:

•	Chief Executive Officer experience

•	History with the Company

•	Significant operating and financial experience

•	Extensive board experience

MR. ALUN CATHCART—Director since October 2011

Mr. Cathcart, age 69, was non-executive Chairman of the Board of Avis Europe from May 2004 through October 2011 and also served as Chairman of the Nominations Committee and a member of the Remuneration Committee. Mr. Cathcart served as a member of the Board of Avis Europe from 1997 until it was acquired by Avis Budget Group in 2011. From 1983 to 1999, Mr. Cathcart was Chairman and Chief Executive of Avis Europe and he also served as Interim Chief Executive from November 2003 until March 2004. Mr. Cathcart spent 14 years in executive positions in the transportation industry before joining Avis Europe in 1980. Mr. Cathcart serves as Chairman of Palletways Group Limited and also previously served as a director of Justice Holdings Limited.

Specific Qualifications, Attributes, Skills and Experience:

•	History with Avis Europe, including as Chief Executive Officer

•	International experience, particularly in the EMEA region

•	Extensive experience in the car rental industry

•	Significant operating experience

MS. MARY C. CHOKSI—Director since March 2007

Ms. Choksi, age 62, is a founding partner and Managing Director of Strategic Investment Group, an investment management group founded in 1987, which designs and implements global investment strategies for large institutional and individual investors. Within Strategic, Ms. Choksi is a member of the investment strategy group charged with overseeing the asset mix of globally diversified client portfolios, supervises reporting to all clients and has responsibilities in corporate planning. Ms. Choksi was also a founding partner and, until May 2011, a Managing Director at Emerging Markets Investors Corporations (“EMI”). EMI and its successor, Ashmore EMM, manage portfolios of marketable equities in the emerging markets of Asia, Europe, Latin America, Africa and the Middle East on behalf of institutional and private investors. Prior to the establishment of Strategic and EMI, Ms. Choksi worked in the Pension Investment Division of the World Bank, which was responsible for investing the institution’s pension plan. Before joining the Bank’s finance complex, she worked for nine years in the development arm of the Bank, working on South and Southeast Asia. From 1996 to 2006, Ms. Choksi served on the board of H.J. Heinz Company, which files reports pursuant to the Exchange Act. Ms. Choksi also serves on the board of the Omnicom Group Inc., which files reports pursuant to the Exchange Act, and is a member of Omnicom’s Audit Committee.

Specific Qualifications, Attributes, Skills and Experience:

•	Extensive Board experience

•	Broad international experience

•	Financial experience

•	Diverse personal background

MR. LEONARD COLEMAN—Director since December 1997; Presiding Director since February 2003

Mr. Coleman, age 64, has been Presiding Director at executive sessions of the Board since February 2003 and Chairman of the Corporate Governance Committee since August 2006. Mr. Coleman was a director of HFS Incorporated (“HFS”) from April 1997 until December 1997. From 1999 to December 2005, Mr. Coleman was a Senior Advisor to Major League Baseball. Mr. Coleman is the former President of The National League of Professional Baseball Clubs from 1994 to 1999, having served since 1992 as Executive Director, Market Development of Major League Baseball. Previously, Mr. Coleman was a municipal finance banker for Kidder, Peabody & Company. Prior to joining Kidder, Mr. Coleman served as commissioner of the New Jersey Department of Community Affairs and the Department of Energy and chairman of the Hackensack Meadowlands Development Commission and the New Jersey Housing and Mortgage Finance Agency. He also served as the vice chairman of the State Commission on Ethical Standards and a member of the Economic Development Authority, Urban Enterprise Zone Authority, Urban Development Authority, State Planning Commission and New Jersey Public Television Commission. Mr. Coleman is also a director of the following corporations which file reports pursuant to the Exchange Act: Omnicom Group Inc., H.J. Heinz Company, Churchill Downs Incorporated and Electronic Arts Inc.

Specific Qualifications, Attributes, Skills and Experience:

•	Extensive Board experience

•	International experience

•	History with the Company

•	History of public service

•	Diverse personal background

MR. JOHN D. HARDY—Director since April 2008

Mr. Hardy, age 69, has been a director and Chairman of the Compensation Committee since April 2008. From 1981 until his retirement in 2008, Mr. Hardy was a partner at the law firm of O’Melveny & Myers LLP where he practiced corporate and securities law and served on the firm’s compensation committee. From June 2008 through June 2009, Mr. Hardy was a partner at the law firm of Venable LLP, where he focused on recruitment and practice development for the firm’s West Coast business practice.

Specific Qualifications, Attributes, Skills and Experience:

•	Extensive background and familiarity with securities laws and legal aspects of financial transactions

•	Legal background

•	Past Board experience

•	Compensation Committee experience

MS. LYNN KROMINGA—Director since October 2006

Ms. Krominga, age 62, is a management consultant and attorney. Since 1999, Ms. Krominga has been a consultant to private equity and venture capital investors, in which capacity she served in a number of operating and board positions, including Chief Executive Officer of Fashion Wire Daily, Inc.; Director and member of the Audit Committee of AHAVA, a global cosmeceuticals company; and advisor to London-based Apax Partners for acquisitions in Israel and the United States. She is the former President (and founder) of the Revlon Worldwide Licensing Division, and previously served as General Counsel and as International Counsel for Revlon’s global operations. Prior to joining Revlon, she was an attorney at American Express Company and an associate at Cleary, Gottlieb, Steen & Hamilton. Until January 2013 (when the company was sold), Ms. Krominga served as Lead Director of Sunrise Senior Living, Inc., which had until then filed reports pursuant to the Exchange Act. From March through November 2008, she served as Chairman of the Board of Sunrise Senior Living (until the former CEO assumed that role); as Chairman of the Compensation Committee from 2008 to 2011; and as a member of the Audit, Compensation and Governance Committees from 2007 to 2013. Ms. Krominga also currently serves on the board of Neogenix Oncology, Inc., which previously filed reports pursuant to the Exchange Act, and on the Board of Advisors of the University of Minnesota Law School.

Specific Qualifications, Attributes, Skills and Experience:

•	Extensive Board and management experience

•	Broad legal, regulatory and corporate governance experience

•	International experience both as an executive and attorney

•	Diverse personal background

MR. EDUARDO G. MESTRE—Director since July 2008

Mr. Mestre, age 64, is Chairman of Global Advisory at Evercore Partners and was Vice Chairman with responsibility for the firm’s U.S. advisory practice from 2004 through 2011. Prior to joining Evercore, Mr. Mestre served as Chairman of Investment Banking at Citigroup, among numerous leadership positions he filled during a 27-year career there. Mr. Mestre also serves as a director of Comcast Corporation, a company that files reports pursuant to the Exchange Act.

Specific Qualifications, Attributes, Skills and Experience:

•	Diverse personal background

•	Extensive corporate advisory experience

•	Board service

MR. F. ROBERT SALERNO—Director since August 2006

Mr. Salerno, age 61, was previously Vice Chairman of the Company from June 2010 through December 2011, and President and Chief Operating Officer of the Company from August 2006 to June 2010. For nearly 30 years, Mr. Salerno held numerous leadership positions with the Company, including as chief executive of Cendant’s vehicle rental business and as President and Chief Operating Officer of Avis from 1996 to November 2002.

Specific Qualifications, Attributes, Skills and Experience:

•	Extensive career with the Company

•	Familiarity with all aspects of the Company’s business

•	Extensive knowledge of the car rental industry

MR. STENDER E. SWEENEY—Director since August 2006

Mr. Sweeney, age 74, has been a director and Chairman of the Audit Committee since August 2006. Mr. Sweeney has been a financial advisor and equity investor in several privately held enterprises since 1998. In 1997, Mr. Sweeney served in a senior financial and operating capacity for a joint venture between DreamWorks SKG and Pacific Data Images. From 1995 to 1996, Mr. Sweeney was the Chief Executive Officer and a director of Vehicle Information Network, a database management and marketing company. From 1994 to 1995, Mr. Sweeney was the Chief Financial Officer and Principal of The Onyx Group, a shopping center development and management company. From 1968 to 1994, Mr. Sweeney served in various positions at The Times Mirror Company, the last eight years of which as Vice President, Finance. Mr. Sweeney serves on the board of the Payden & Rygel Investment Group, which files reports pursuant to the Exchange Act.

Specific Qualifications, Attributes, Skills and Experience:

•	Extensive finance experience

•	Operating experience

•	Significant Audit Committee experience

•	Financial expert

Functions and Meetings of the Board of Directors

The Company’s corporate governance guidelines, director independence criteria, committee charters, codes of conduct and other documents setting forth the Company’s corporate governance practices can be accessed in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

Director Independence

To determine director independence, our Board of Directors reviews commercial and charitable relationships of each director to evaluate such director’s independence in accordance with the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”) and pursuant to our own director independence criteria, which can be accessed on our website at www.avisbudgetgroup.com. In conducting its review, the Board of Directors considers a number of factors, including the director’s and his or her family members’ relationships with the Company and its subsidiaries, affiliates, executive officers and auditors; his or her relationships with foundations, universities and other non-profit organizations to which the Company has made a certain level of contributions during the past three years; and whether such director or his or her family members have, during the past three years, been part of an “interlocking directorate” in which an executive officer of the Company served on the compensation (or equivalent) committee of another company that employs such director or his or her family member as an executive officer.

After evaluating the factors described above, the Board of Directors has affirmatively determined that seven of our current directors are independent in accordance with NASDAQ corporate governance listing standards and our own director independence criteria. Our independent directors are currently Alun Cathcart, Mary C. Choksi, Leonard S. Coleman, John D. Hardy, Jr., Lynn Krominga, Eduardo G. Mestre, and Stender E. Sweeney.

We also maintain a Corporate Governance Committee, a Compensation Committee and an Audit Committee, and all of the directors serving on such committees are independent, based upon NASDAQ corporate governance listing standards and our own director independence criteria.

Board Leadership Structure

The Board of Directors, which is comprised of individuals who are familiar with board processes, has determined that the current leadership structure, consisting of a combined Chairman of the Board and Chief Executive Officer position, a designated lead director who is elected by and from the independent Board members, and fully independent membership for the Audit, Compensation and Corporate Governance Committees, best serves the Company and its stockholders. The Board of Directors believes this form of leadership promotes unified direction for the Company and demonstrates for all stakeholders that the Company is under strong leadership by allowing a single person to have primary responsibility for managing operations and a clear focus on executing business plans and strategic initiatives. A combined CEO/Chairman of the Board position also eliminates the potential for confusion or a duplication of efforts and the role of an independent lead director, as further discussed below, adequately addresses any concerns over maintaining such a combined leadership role. Mr. Nelson, who possesses extensive financial and operating management experience as well as substantial board experience, has served in the dual role of Chairman of the Board and Chief Executive Officer since 2006. Under Mr. Nelson’s leadership, the Company has become a global enterprise following the acquisition of Avis Europe in 2011, has maintained its position as a leader in the vehicle rental industry and successfully navigated through an unprecedented period of worldwide uncertainty and economic turmoil in 2008 and 2009.

The position of Presiding Director was established in February 2003 by the Board of Directors to designate an independent lead director whose primary responsibilities include (i) presiding at all meetings of the Board at which the Chairman of the Board is not present, including periodic executive sessions of the independent members of the Board of Directors, (ii) serving as liaison between the Chairman of the Board and the independent directors, (iii) advising the Chairman of the Board with respect to information, meeting schedules and agendas sent to the Board, (iv) providing advice with respect to the selection of committee chairs and performing other duties that the Board of Directors may from time to time delegate to assist it in the fulfillment of its responsibilities, including the authority to call meetings of the independent directors of the Board, and (v) serving as the principal liaison for stockholder communications directed specifically to the Board. Such delegation of well-defined responsibilities to a lead independent director helps ensure that an appropriate counter-balancing leadership structure is in place. The independent members of the Board of Directors have designated Leonard S. Coleman to serve in the position of Presiding Director. Mr. Coleman has served in this role since its creation and brings a history of leadership experience as a lead independent director.

Risk Management and Risk Assessment

Management is responsible for assessing risk and for day-to-day risk management activities. The Board executes its oversight responsibility for risk assessment and risk management, acting directly and through its Committees, as follows:

Board/Committee	Responsibility/Role

Audit Committee	•	Assists in the Board’s oversight of the Company’s
• major financial risk exposures and the steps management has undertaken to control such risks; and
• compliance with legal and regulatory requirements.

Compensation Committee	•	Oversees risks associated with its respective area of responsibility, including, among other things, risks associated with our compensation policies and practices with respect to executive compensation.

Corporate Governance Committee	•	Oversees risks associated with its respective area of responsibility, including corporate governance.

Full Board	•	Receives reports from the Committees, which are provided at every regular Board meeting.

	•	Considers specific risk topics.

	•	Receives regular reports from members of senior management that include discussion of the risk and exposures involved in their respective areas of responsibility. Such reports are provided in connection with and discussed at Board meetings.

In 2013, consistent with past practice, management reviewed the Company’s compensation policies and practices for employees generally as they relate to risk management. As part of this process, management reviewed the Company’s incentive compensation programs applicable to all employees with the chairmen of the Audit and Compensation Committees and the Company’s compensation consultant to determine whether such programs create incentives that might motivate inappropriate or excessive risk-taking. In the course of such review, the following mitigating features of the Company’s incentive compensation programs were considered: (1) the Company’s recoupment policies; (2) that virtually all of the Company’s annual incentive programs allow for “downward discretion,” which permits the Company to reduce incentive compensation payouts; and (3) that executive officers are subject to share ownership and retention guidelines. As a result of this process, there were no recommended changes to the Company’s incentive compensation programs.

Communicating with the Board of Directors

Stockholders and other interested parties may send communications to the Board of Directors by writing to the Board of Directors, c/o the Corporate Secretary, at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054. In addition, all parties interested in communicating directly with the Presiding Director or with any other independent director may do so by writing to Avis Budget Group, Inc. at the same address, Attention: Presiding Director, c/o the Corporate Secretary or via e-mail at presidingdirector@avisbudget.com. The Presiding Director is responsible for reviewing and distributing all interested parties’ communications received to the intended recipients and/or to the full Board of Directors, as appropriate.

Codes of Conduct

The Board of Directors has adopted a code of conduct that applies to all officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Board of Directors has also adopted a code of business conduct and ethics for directors. Both codes of conduct are available in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com. The purpose of these codes of conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers and directors.

Board of Directors Meetings

The Board of Directors held eight meetings and did not act by unanimous written consent during 2012. In 2012, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which they served. We expect all directors to attend each regularly scheduled Board of Directors meeting. Attendance at the Company’s annual meeting of stockholders is strongly encouraged, and our goal is for a representative of each of the Audit Committee, Compensation Committee and Corporate Governance Committee to be present at each annual meeting. The 2012 annual meeting of stockholders was attended by six directors.

Committees of the Board of Directors

Name	Audit	Compensation	Corporate Governance	Executive
Alun Cathcart
Mary C. Choksi	✓		✓
Leonard S. Coleman		✓	Chair
John D. Hardy, Jr.		Chair
Lynn Krominga	✓	✓
Eduardo G. Mestre				✓
Ronald L. Nelson				Chair
F. Robert Salerno				✓
Stender E. Sweeney	Chair		✓
Committee Meetings Held in 2012	8	5	3	5*

*	The Executive Committee acted by unanimous consent on five occasions in 2012.

Audit Committee

The Audit Committee assists in the Board’s oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s independent auditors’ qualifications and independence, (iii) the performance of the Company’s independent auditors and the Company’s internal audit function, (iv) the Company’s compliance with legal and regulatory requirements, (v) the Company’s systems of disclosure controls and procedures, and internal controls over financial reporting, and (vi) the Company’s major financial risk exposures and the steps management has undertaken to control such risks. See “Report of Audit Committee” below. The Audit Committee has the power and authority to engage the independent auditor, review and approve the services and terms of all audits, review and discuss with management the Company’s annual audited and quarterly financial statements, and review the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures.

The Board of Directors has determined that all members of the Audit Committee are independent directors under the Company’s Director Independence Criteria and within the meaning of applicable NASDAQ rules, and that each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board of Directors has determined that Mr. Sweeney qualifies as an “audit committee financial expert” as defined by the rules of the SEC, thereby satisfying NASDAQ’s “financial sophistication” requirement. The text of the Audit Committee charter can be found in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

Compensation Committee

The role of the Compensation Committee is to assure that our executive officers are compensated effectively in a manner consistent with our stated compensation strategy, internal equity considerations, and competitive practice.

The primary responsibilities are as follows:

•	Review and approve our stated compensation strategy;

•	Annually review and determine the individual elements of total compensation for the Chief Executive Officer;

•	Review and approve individual elements of total compensation for our other executive officers;

•	Assure that our annual and long-term bonus and incentive compensation plans are administered in a manner consistent with our compensation strategy;

•

Make recommendations to the Board of Directors with respect to incentive compensation plans and equity-based plans and approve, subject, where appropriate, to submission to stockholders, all new equity-related incentive plans for executive officers;

•	Review and approve all stock option and other equity awards; and

•	Evaluate its performance under its charter on an annual basis.

We refer you to “Executive Compensation” below for additional information regarding the Compensation Committee’s processes and procedures.

The Board of Directors has determined that each member of the Compensation Committee is an independent director in accordance with NASDAQ listing standards and the Company’s Director Independence Criteria, an outside director for purposes of Section 162(m) of the Internal Revenue Code (the “Code”), and a non-employee director for purposes of Section 16 of the Exchange Act. The text of the Compensation Committee charter can be found in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

Corporate Governance Committee

General

The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board of Directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters. The Board of Directors has determined that each of the current members qualifies as an independent director under applicable NASDAQ rules and the Company’s Director Independence Criteria. The text of the Corporate Governance Committee charter can be found in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

Non-Employee Director Compensation

The Corporate Governance Committee also reviews director compensation and makes recommendations as to the terms and conditions of such compensation to the Board. In October 2012, the Corporate Governance Committee reviewed the Company’s then current director compensation program in consultation with Pay

Governance LLC, the compensation consultant engaged by the Compensation Committee. Based upon this review, the Corporate Governance Committee determined it was appropriate to increase the annual director retainer from $145,000 to $180,000 in order to better align our non-employee director compensation with market practices.

For 2012, our directors were paid 50% in cash and 50% in deferred stock units, which entitle the directors to receive one share of our Common Stock for each unit following termination of service. Directors have the ability to defer the cash portion of their compensation under the Company’s deferred compensation program available to non-employee directors and/or to receive up to 100% of their compensation in the form of deferred stock units.

In October 2012, the following additional changes were made to our director compensation program:

•	While directors will still be compensated 50% in cash and 50% in equity, starting in 2013 directors can:

•	Receive the equity portion of their compensation in the form of Common Stock of the Company immediately; or

•	Defer the equity portion of their compensation into deferred stock units, which can be payable prior to a termination of service at a director’s election.

•

In light of the changes described above, stock ownership guidelines applicable to directors were adopted requiring each non-employee director to acquire and hold an amount of the Corporation’s stock equal in value to five times the cash portion of the annual retainer, to take place of the “hold-to-retirement” feature of the portion of director fees payable in equity. For additional information regarding these stock ownership guidelines, please see “Compensation Discussion & Analysis”.

Director Nomination Procedures

The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of members of the Board of Directors. Nominees for director positions are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to the duties associated with being a member of the Board of Directors.

The Corporate Governance Committee will consider written proposals from stockholders for candidates to be nominees for director positions. In considering candidates submitted by stockholders, the Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. Any such proposal should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary of the Company, at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, and should include the following: (a) the name of the stockholder and evidence of such stockholder’s beneficial ownership of the shares of Common Stock, including the number of shares of Common Stock beneficially owned and the length of time of such beneficial ownership; and (b) the name of the candidate, such candidate’s resume or a listing of his or her qualifications to be a director of the Company and such candidate’s consent to be named as a director, if selected by the Corporate Governance Committee, nominated by the Board of Directors and elected. The written proposal should be submitted in the time frame and consistent with the requirements described in the by-laws of the Company and under the caption “Stockholder Proposals for 2014 Annual Meeting” below.

The process for identifying and evaluating candidates to be nominees to the Board of Directors is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board of Directors and, if the Corporate Governance Committee deems appropriate, a third-party search firm. These candidates are evaluated by the Corporate Governance Committee by reviewing such candidates’ biographical information and qualification and checking the candidates’ references. Qualified candidates are interviewed by at least one member of the Corporate Governance Committee. Using the input from this interview and other information obtained by the Corporate Governance Committee, the Corporate Governance Committee evaluates whether the candidate is qualified to serve as a director and whether the Corporate Governance Committee should recommend to the Board of Directors that the Board nominate the candidate or elect the candidate to fill a vacancy on the Board of Directors. Candidates recommended by the Corporate Governance Committee are presented to the Board of Directors for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy.

The Corporate Governance Committee expects that a similar evaluation process will be used to evaluate candidates to be nominees for director positions recommended by stockholders. However, to date, the Company has not received any stockholder proposal to nominate a director.

While the Board has not adopted a formal policy with respect to diversity, the Corporate Governance Committee believes it is important that nominees for the Board represent diverse viewpoints and backgrounds. The Corporate Governance Committee is committed to advancing Board diversity, defined to include differences of viewpoint, professional experience, education, skill, race, gender and national origin, and as specified in its charter, considers diversity in the mix of qualifications, experience, attributes or skills considered in its process of identifying and evaluating candidates to be nominees to the Board of Directors.

Executive Committee

The Executive Committee has and may exercise all of the powers of the Board of Directors when the Board of Directors is not in session, including the power to authorize the issuance of stock, except that the Executive Committee has no power to (a) alter, amend or repeal the by-laws or any resolution or resolutions of the Board of Directors, (b) declare any dividend or make any other distribution to the stockholders of the Company, (c) appoint any member of the Executive Committee, or (d) take any other action which legally may be taken only by the full Board of Directors.

Succession Planning

The Board of Directors is responsible for the development, implementation and periodic review of a succession plan for our Chief Executive Officer and each senior executive position, all of whom have been designated as members of our Senior Leadership Team (“SLT”). Our Board of Directors believes that effective succession planning and talent management and development play a critical role in safeguarding business capabilities, developing strong leadership quality and executive bench strength and optimizing overall business development, operating performance, profitability and shareholder value. As such, based upon a review of recommendations made by senior management, the Board of Directors has developed a list of critical attributes and has implemented a formal assessment process employing an external advisor to assess and develop successor candidates not only for the position of Chief Executive Officer but for each position held by a SLT member. In order to ensure that qualified candidates are available for all SLT positions, the Board of Directors oversees the development of internal candidates, maintains talent development plans to strengthen the skills and qualifications of such candidates and would be responsible, if necessary, for the identification of suitable external successor candidates. The Board of Directors has also developed an “emergency” succession plan in the event of an unexpected disability or inability of our Chairman and Chief Executive Officer to perform his duties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of shares of Common Stock, par value $0.01 per share, of the Company (“Common Stock”) as of March 18, 2013, by (i) each person who is known by us to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors and each of its named executive officers named in the Summary Compensation Table below, and (iii) all of the Company’s directors and current executive officers, as a group.

Name of Beneficial Owner	Total Amount of Shares Beneficially Owned(1)		Percent of Common Stock Owned(2)	Of the Total Number of Shares Beneficially Owned, Shares which May be Acquired within 60 Days(3)
Principal Stockholders:**
SRS Investment Management, LLC (4)	10,000,000		9.3%	—
Dimensional Fund Advisors LP (5)	8,942,220		8.3%	—
PAR Investment Partners, L.P. (6)	7,375,751		6.9%	—
Columbia Wanger Asset Management, L.P. (7)	6,863,720		6.4%	—
BlackRock, Inc. (8)	5,853,670		5.4%	—
Vanguard Group, Inc. (9)	5,826,208		5.4%	—

Directors and Named Executive Officers:
Ronald L. Nelson	1,094,579	(10)	1.0%	521,000
Alun Cathcart	9,795	(11)	*	9,795
Mary C. Choksi	50,849	(12)	*	16,749
Leonard S. Coleman	45,529	(13)	*	19,029
John D. Hardy, Jr.	17,749	(14)	*	16,749
Lynn Krominga	30,502	(15)	*	15,967
Eduardo G. Mestre	21,173	(16)	*	16,173
F. Robert Salerno	16,597	(17)	*	6,308
Stender E. Sweeney	33,070	(18)	*	31,470
Larry D. De Shon	194,821	(19)	*	75,000
Thomas M. Gartland	215,649	(20)	*	135,000
Patric T. Siniscalchi	146,064	(21)	*	53,520
David B. Wyshner	268,840	(22)	*	178,475

All Directors and Executive Officers as a group (17 persons)	2,425,527	(23)	2.2%	1,295,836	(24)

*	Amount represents less than 1% of outstanding Common Stock.
**	Information is based upon the assumption that there was no change in the beneficial ownership of such shares of Common Stock from the publicly filed information through March 18, 2013.
(1)	Shares beneficially owned include (i) direct and indirect ownership of shares, (ii) vested stock option awards, and (iii) stock option awards that may become vested, and restricted stock units that may be settled, within 60 days of March 18, 2013.
(2)	Based on 107,598,544 shares of Common Stock outstanding on March 18, 2013.
(3)	Includes (i) vested stock option awards and (ii) stock option awards that may become vested, and restricted stock units that may be settled, within 60 days of March 18, 2013.
(4)

Reflects beneficial ownership of 10,000,000 shares of Common Stock by SRS Investment Management, LLC (“SRS”) and Karthik R. Sarma, as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 14, 2013. Such Schedule 13G indicates that the shares of Common Stock are held by SRS for the accounts of SRS Partners US, LP and SRS Partners Master Fund, LP. Karthik R. Sarma serves as investment manager of these two funds. SRS and Mr. Sarma may be deemed to share voting and dispositive power with respect to the shares of Common Stock with SRS Partners US, LP and SRS Partners Master Fund, LP. The principal business address of SRS is 1 Bryant Park, 39th Floor, New York, NY 10036.
(5)	Reflects beneficial ownership of 8,942,220 shares of Common Stock by Dimensional Fund Advisors LP, as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 8, 2013. Such Schedule 13G indicates that Dimensional Fund Advisors LP acts as an investment adviser to four registered investment companies, and as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively, the “Dimensional Funds”). Such Schedule 13G indicates that in its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries possess voting and/or investment power over the shares of Common Stock owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares of Common Stock held by the Dimensional Funds. Such Schedule 13G indicates that all shares of Common Stock reported on such Schedule 13G are owned by the Dimensional Funds. The principal business address of Dimensional Fund Advisors, LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(6)	Reflects beneficial ownership of 7,375,751 shares of Common Stock by PAR Investment Partners, LP, PAR Group, L.P. and PAR Capital Management, Inc. (“PAR”), as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 14, 2013. Such Schedule 13G indicates that PAR has sole voting power and sole dispositive power of the shares of Common Stock. The principal business address for PAR is One International Place, Suite 2041, Boston, MA 02110.
(7)	Reflects beneficial ownership of 6,863,720 shares of Common Stock by Columbia Wanger Asset Management, LLC (“CWAM”), as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 14, 2013. Such Schedule 13G indicates that CWAM has sole voting power and sole dispositive power for the shares of Common Stock, and CWAM may be deemed to beneficially own the shares reported as investment adviser of various unregistered and registered investment companies and managed accounts. The principal business address for CWAM is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(8)

Reflects beneficial ownership of 5,853,670 shares of Common Stock by BlackRock, Inc., as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 4, 2013. Such Schedule 13G indicates that BlackRock, Inc. has sole voting power and sole dispositive power for these shares of Common Stock. The principal business address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(9)	Reflects beneficial ownership of 5,826,208 shares of Common Stock by The Vanguard Group, Inc., as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 7, 2013. Such Schedule 13G indicates that The Vanguard Group, Inc. has sole voting power over 151,412 shares, sole dispositive power over 5,680,296 shares and shared dispositive power over 145,912 shares of Common Stock. Such Schedule 13G indicates that wholly-owned subsidiaries of The Vanguard Group, Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., are the beneficial owners of 145,912 shares of Common Stock and 5,500 shares of Common Stock, respectively. The principal business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(10)	Includes 521,000 shares of Common Stock underlying fully vested but unexercised options.
(11)	Includes 9,795 shares of Common Stock held under the Non-Employee Directors Deferred Compensation Plan (the “Plan”), which, pursuant to the terms of the Plan, will be distributed as soon as reasonably practicable following such director’s retirement or termination of service from the Board for any reason (“Director Shares”).
(12)	Includes 16,749 Director Shares. Excludes 35,584 shares of Common Stock held under the Plan, which pursuant to the terms of the Plan will be distributed seven months following such director’s retirement or termination of service from the Board for any reason (“Director Deferred Shares”).
(13)	Includes 19,029 Director Shares. Excludes 45,301 Director Deferred Shares.
(14)	Includes 16,749 Director Shares. Excludes 34,889 Director Deferred Shares.
(15)	Includes 15,967 Director Shares. Excludes 37,939 Director Deferred Shares.

(16)	Includes 16,173 Director Shares. Excludes 32,979 Director Deferred Shares.
(17)	Includes 6,308 Director Shares.
(18)	Includes 31,470 Director Shares. Excludes 57,679 Director Deferred Shares.
(19)	Includes 75,000 shares of Common Stock underlying fully vested but unexercised options.
(20)	Includes 135,000 shares of Common Stock underlying fully vested but unexercised options.
(21)	Includes 51,700 shares of Common Stock underlying fully vested but unexercised options and 1,820 shares of Common Stock underlying restricted stock units scheduled to vest within 60 days.
(22)	Includes 178,475 shares of Common Stock underlying fully vested but unexercised options.
(23)	Excludes 244,371 Director Deferred Shares.
(24)	Represents 132,240 Director Shares, 10,921 shares of Common Stock underlying restricted stock units scheduled to vest within 60 days, 1,049,000 shares of Common Stock underlying fully vested but unexercised options with a strike price of $0.79 and 103,675 shares of Common Stock underlying fully vested but unexercised options with strike prices ranging from $11.53 to $33.26.

EXECUTIVE OFFICERS

The present executive officers of the Company are set forth in the table below. All executive officers are appointed at the annual meeting or interim meetings of the Board of Directors. Each executive officer is appointed by the Board of Directors to hold office at the discretion of the Board of Directors and may be removed at any time by the Board of Directors with or without cause.

Name	Offices or Positions To be Held
Ronald L. Nelson	Chief Executive Officer, President and Chief Operating Officer

David B. Wyshner	Senior Executive Vice President and Chief Financial Officer

W. Scott Deaver	Executive Vice President, Chief Strategy and Development Officer

Larry D. De Shon	President, Europe, Middle East and Africa (“EMEA”)

Thomas M. Gartland	President, North America

Patric T. Siniscalchi	President, Latin America/Asia Pacific

Michael K. Tucker	Executive Vice President, General Counsel and Chief Compliance Officer

Edward P. Linnen	Senior Vice President, Chief HR Officer

Izilda P. Martins	Senior Vice President and Acting Chief Accounting Officer

Biographical information for our Chief Executive Officer is set forth above under “Board of Directors –Biographical Information for Nominees”. Biographical information for all other present executive officers is set forth below.

Name	Biographical Information

David B. Wyshner	Mr. Wyshner, age 45, has been Chief Financial Officer since August 2006. Mr. Wyshner also held the title of Executive Vice President and Chief Financial Officer from August 2006 through October 2011, when he was promoted to Senior Executive Vice President, and also served as Treasurer from August 2006 to November 2007. Previously, Mr. Wyshner held several key roles within Cendant, starting in 1999, including Executive Vice President and Treasurer and Vice Chairman of the Travel Services Division, which included the Avis and Budget vehicle rental businesses. Prior to joining the Company, Mr. Wyshner was a Vice President in Merrill Lynch & Co.’s investment banking division.

W. Scott Deaver	Mr. Deaver, age 61, has been Executive Vice President, Chief Strategy and Development Officer since September 2012. Previously, Mr. Deaver held several positions with the Company, including as Executive Vice President, Strategy and Pricing and Executive Vice President, Marketing. Mr. Deaver started employment with one of the Company’s predecessor companies in 1989.

Larry D. De Shon	Mr. De Shon, age 53, has been President, EMEA since October 2011. Mr. De Shon held the title of Executive Vice President, Operations from October 2006 through October 2011. Prior to joining the Company, Mr. De Shon spent 28 years at United Airlines, starting as a customer service representative and advancing to hold a number of positions of increasing responsibility during his tenure, including as Senior Vice President of airport operations.

Name	Biographical Information

Thomas M. Gartland	Mr. Gartland, age 55, has been President, North America since October 2011. Mr. Gartland held the title of Executive Vice President of Sales, Marketing & Customer Care from April 2008 through October 2011. Prior to joining the Company, Mr. Gartland was President of JohnsonDiversey, Inc.’s North American Region, where he worked for 14 years. Prior thereto, Mr. Gartland was Vice President and Director of National Accounts with Ecolab, Inc., where he also worked for 14 years.

Patric T. Siniscalchi	Mr. Siniscalchi, age 63, has been President of Latin America/Asia Pacific since October 2011. Mr. Siniscalchi held the title of Executive Vice President, International Operations from August 2006 through October 2011. Mr. Siniscalchi joined Avis in 1971 and advanced to hold a number of positions of increasing responsibility during his tenure, including Senior Vice President, International Operations of Cendant’s vehicle rental business.

Michael K. Tucker	Mr. Tucker, age 55, has been Executive Vice President, General Counsel and Chief Compliance Officer since April 2010. Prior to joining the Company, Mr. Tucker was in private practice, serving as managing partner at the law firm of Tucker Associates and Of Counsel at the law firm of Lowe & Savage from 2007. Prior thereto, Mr. Tucker was Division General Counsel with Tyco International Ltd. Inc. from 2005. Prior to joining Tyco, Mr. Tucker served in senior legal positions with General Electric Company, including division senior counsel of GE Transportation and senior vice president and general counsel of GE Capital International Services. Prior to joining General Electric, Mr. Tucker was associated with the law firms of Ballard Spahr Andrews & Ingersoll, Bingham Dana LLP, and Csaplar & Bok.

Edward P. Linnen	Mr. Linnen, age 43, has been Senior Vice President, Chief HR Officer since February 2013. Previously, Mr. Linnen held the title of Senior Vice President, HR for North America from October 2011 through February 2013. Mr. Linnen joined the Company in 2001, and served in several positions in the Company’s human resources function, including as Vice President of Labor Relations & International HR, Vice President Domestic HR, and Field HR Director. Prior to joining the Company, Mr. Linnen served in various positions within Human Resources at Kraft Foods Inc. and Nabisco, Inc.

Izilda P. Martins	Ms. Martins, age 41, has been Senior Vice President and Acting Chief Accounting Officer of the Company since February 2013. Previously, she was Vice President and Acting Chief Accounting Officer of the Company since November 2010 and Vice President of Tax from August 2006 to November 2010. Ms. Martins was Director of Tax Planning and Mergers & Acquisitions of Cendant from November 2004 through August 2006. Prior to joining the Company, Ms. Martins was associated with Deloitte & Touche LLP for seven years.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We refer you to our Annual Report on Form 10-K for the year ended December 31, 2012 for additional information regarding our financial results discussed below. In this proxy statement, we refer to Incentive Adjusted EBITDA, which we define as income from continuing operations before non-vehicle related depreciation and amortization, any impairment charge, transaction-related costs, non-vehicle related interest and income taxes, excluding certain items that are not representative of the results of operations of our business, such as restructuring expense. Such measure, which is a non-GAAP measure, is a performance metric in our incentive programs and a reconciliation is provided under “Analysis of 2012 Pay Decisions”.

Executive Summary

2012 Performance

Over the past several years, our Company has experienced strong performance and we have become a larger and more complex global company, driven in large part by our acquisition of Avis Europe in October 2011. Our aggregate one-year, three-year and five-year stock price performance reflects increases of 85%, 51% and 52%, respectively. For 2012, we reported record financial results despite an uneven global macroeconomic environment and weak economic conditions in Europe, as revenue and Incentive Adjusted EBITDA increased by 25% and 38%, respectively, compared to 2011, and pretax income increased from $36 million in 2011 to $300 million in 2012. Driving such performance, in part, was our execution of several strategic initiatives, including increased ancillary revenue and the integration of Avis Europe.

Stock Price Performance	2012 Financial Performance (year-over-year increase)

2012 Strategic Accomplishments

•	Grew higher-margin ancillary revenue per rental day by 5%

•	Retained 98% of commercial accounts

•	Delivered more than $50 million of cost savings through Performance Excellence, our process-improvement and cost-reduction initiative

•	Improved our brand perception and customer experience

•	Exceeded our synergy target for the first phase of the integration of Avis Europe (now Avis Budget EMEA)

•	Significantly expanded the Budget brand in the EMEA region

•	Acquired New Zealand-based Apex Car Rentals, further expanding our presence in Australia and New Zealand

•	Signed an agreement to acquire Zipcar, Inc., the world’s leading car sharing network (transaction was completed in March 2013)

As a result of our strong financial performance in 2012, our named executive officers (our “NEOs”), other than our President, EMEA, received above-target payouts under our annual incentive program. Due to our stock price growth in 2012, the performance goals under our 2012 regular long-term incentive program were achieved.

Principal 2012 Compensation Changes

The acquisition of Avis Europe combined the global operations of the Avis and Budget brands under one corporate owner, and revenue for our Company increased from approximately $5.2 billion in 2010 to approximately $7.4 billion in 2012, with revenue for our International segment increasing from approximately $555 million in 2010 to approximately $2.3 billion in 2012, and our pre-acquisition employee base of 23,000 employees increased to 28,000 employees post-acquisition. As a result of the acquisition, three regional president positions were created with responsibility for integration and profitable growth within each respective region, and the scope and complexity of the responsibilities of our CEO and CFO also increased significantly.

Accordingly, for 2012 compensation, the Compensation Committee (the “Committee”) considered competitive data for companies of comparable size and geographic complexity to the Company post-acquisition. From such review, the Committee determined that, for our CEO, compensation levels set during 2010, when our CEO’s contract was last amended, were no longer competitive for the new organization and that certain adjustments should also be made for our other NEOs.

As a result of the foregoing, in 2012, the Committee made the following principal changes to NEO compensation:

NEO(s)	Principal Changes to 2012 Compensation	Rationale
CEO

✓       Base salary increased from $1.00 to $1.15 million

✓       Long-term incentive awarded

➢       70% tied to relative total shareholder return

➢       Delivered half in cash units and half in stock units

➢       Grant date fair value of $3.9 million

✓       Recognizes our Company’s larger size

✓       Delivers an additional competitive pay opportunity in a long-term format that is linked to shareholder interests

✓       Partially makes up for the shortfall identified in the Committee’s review of competitive data

CFO and Regional Presidents

✓       Regular long-term incentives awarded reflect increases in grant date fair value compared to 2011

✓       Additional special long-term incentives awarded

➢       100% tied to regional and corporate results

➢       Grant date fair values range from $1 to $2 million

✓ Recognizes our Company’s larger size ✓ Recognizes increased responsibilities assumed by such officers

As in prior years, compensation* for our NEOs in 2012 was significantly performance-based, as illustrated below:

*	Pay mix reflects values as disclosed in the Summary Compensation Table. LTI is defined as long-term incentive.

Compensation Practices

We believe that our compensation programs reflect sound practices, such as:

•	an executive compensation recoupment (or “clawback”) policy with respect to incentive compensation;

•	an executive stock ownership policy with significant share ownership requirements;

•	a policy prohibiting executives from entering into speculative (or hedging) transactions in our securities;

•	no excise tax gross-up or single-trigger change-in-control provisions;

•	no tax gross-ups on executive perquisites except with respect to relocation and expatriate benefits; and

•	a relative or absolute total shareholder return performance metric for all of our CEO’s outstanding performance-based long-term incentive awards.

Our Named Executive Officers

This discussion addresses executive compensation in 2012 for our named executive officers, who are:

•	Ronald L. Nelson—Chairman and Chief Executive Officer (our “CEO”);

•	David B. Wyshner—Senior Executive Vice President and Chief Financial Officer (our “CFO”);

•	Thomas M. Gartland—President, North America (our “President, NA”);

•	Larry D. De Shon—President, Europe, Middle East and Africa (our “President, EMEA”); and

•	Patric T. Siniscalchi—President, Latin America/Asia Pacific (our “President, LA/AP”).

Mr. De Shon, Mr. Gartland and Mr. Siniscalchi are sometimes referred to herein as our “Regional Presidents”.

Philosophy, Components and Mix of Executive Compensation

“Pay for performance” continues to be a fundamental tenet of our compensation philosophy, which includes the core principles of rewarding the attainment of appropriately challenging performance goals and aligning our executives’ objectives with our stockholders’ interests. The Committee also believes that it is imperative to the success of our business to ensure that our executive-level positions are held by persons possessing outstanding capabilities, strong commitment to our business and a drive to add value. At the same time, the Committee seeks to be mindful of competitive practices and competing alternatives for management talent.

Compensation for our NEOs is typically comprised of the following components:

Component	Function and Objective
Base Salary	Each of our NEOs receives a base salary in the form of cash. Base salaries provide a fixed and competitive form of annual compensation for the performance of primary responsibilities at a level consistent with each executive’s experience and role. Base salaries are designed to provide competitive compensation to attract and retain exceptional executive talent.

Annual Incentive Awards	Each of our NEOs receives an annual performance-based cash incentive opportunity. Annual incentives reward our executives upon achieving or exceeding specific annual performance goals using performance metrics approved by the Committee and that the Company believes are appropriate measures of operational and financial performance.

Long-Term Incentive Awards	Long-term incentive awards are designed to attract and retain a highly qualified executive team, align executive rewards with stockholder interests, provide an incentive for our executives to achieve appropriately challenging long-range performance goals, and allow our executives to share in the value created for the Company’s stockholders.

Other Compensation	Each of our NEOs receives certain health, life insurance, disability and retirement benefits, which are all part of our broad-based employee benefits program. Other executive benefits and perquisites include auto use and financial planning services. Certain of our NEOs also are provided with limited personal use of Company aircraft services.

Analysis of 2012 Pay Decisions

Compensation for our CEO

In 2012, the Committee conducted a review of our CEO’s compensation in light of the Avis Europe acquisition as well as other factors. The Committee assessed the increased size and scope of our operations and the responsibilities of our CEO, the progress of the post-acquisition integration process and market compensation data (as described in “Consideration of Peer Groups and Survey Data”), and also considered the following factors:

•	our CEO had overseen a successful re-alignment of the executive management team following the Avis Europe acquisition;

•	our CEO had overseen and been instrumental in a successful strategic planning process and the implementation of a successful strategic plan in 2011 and 2012; and

•	the Company’s stock price had increased significantly since the end of 2011.

As a result of such review, the Committee determined that our CEO’s compensation was significantly below the market median of similarly situated executives. In making such determination, the Committee considered the value of the long-term incentives awarded to our CEO in 2010 and 2011 in connection with the amendment and restatement of his employment agreement in 2010, which were designed to cover the entire five-year term of his contract. Based on these considerations, the Committee concluded that it was appropriate to increase our CEO’s compensation and approved the following elements of pay for our CEO in August 2012:

•	An annual base salary of $1.15 million, representing a 15% increase in such salary, which had previously remained unchanged since 2006; and

•

A long-term incentive opportunity with a grant date fair value of $3.9 million, with 70% of such target units only vesting subject to the attainment of performance goals based on the relative total shareholder return of our Company’s stock compared to that of the companies comprising the Russell 2000 Index (“Relative TSR”).

The Committee determined that a long-term incentive comprised of a mix of predominantly performance-based restricted stock and cash units was appropriate, considering our pay-for-performance philosophy. Cash units, which are payable in cash in an amount equal to the number of units that vest multiplied by the 90-day average closing price of our shares prior to the vesting date, were included as a component to limit the dilutive effect of the award. The Committee selected Relative TSR as the performance metric as it believed that such metric would align our CEO’s compensation with stockholders’ focus on total shareholder return and was considered an emerging best practice in the compensation arena.

The principal terms of the long-term incentive award granted to our CEO are summarized below.

Type of Award	Target Number of Units Granted	Vesting
Performance-Based Restricted Stock Units (“PSUs”) Performance-Based Restricted Cash Units	80,751 80,751	Subject to continued employment, such units vest based on the achievement by the end of the performance period of goals based on Relative TSR, using the average closing prices for the 90-day periods prior to the beginning and end of the performance period of August 3, 2012 through January 27, 2015.

Time-Based Restricted Stock Units (“RSUs”) Time-Based Restricted Cash Units	34,608 34,608	Subject to continued employment, such units vest on January 27, 2015.

The performance-based units vest at 25% to 150% of the target number of units granted based on the achievement of the following performance goals:

TSR Performance v. Russell 2000 over Measurement Period	Achievement Level (as a % of target units awarded)
75th Percentile or Higher	150%
Median of Index	100%
35th Percentile	50%
25th Percentile	25%
<25th Percentile	0%

Base Salaries for our CFO and Regional Presidents

The salaries of our CFO and Regional Presidents as of December 31, 2011 and 2012 are shown in the table below.

NEO	2011 Base Salary ($)		2011 % Increase	2012 Base Salary ($)	2012 % Increase
CFO	600,000		4.3%	600,000	0%
President, NA	600,000	*	20%	600,000	0%
President, EMEA	600,000	*	20%	600,000	0%
President, LA/AP	500,000	*	25%	500,000	0%

*	Effective as of October 2011.

Generally, salaries for our NEOs are determined based on several factors, including past practice, reasonable comparability with Peer Group pay data and Survey Data (as described under “Consideration of Peer Groups and

Survey Data”) and each NEO’s responsibilities, capabilities and skills, commitment to our business, leadership and drive to add value. For our CFO, the Committee also considers the size and complexity of our balance sheet and capital structure.

No increases to base salary were provided to our CFO and Regional Presidents in 2012, primarily because such salaries were reviewed in 2011 in connection with promotions awarded to each such officer following the acquisition of Avis Europe. Such promotions included the assumption of the current roles of such officers, which brought a significant increase in the scope of their responsibilities and the demands on such officers.

Annual Incentive Awards for all NEOs

Design of 2012 Annual Incentive Awards

Each of our NEOs was eligible to earn an annual performance incentive under the 2012 annual incentive program. In establishing the program, the Committee determined that target payouts as a percentage of base salary should remain consistent with 2011 levels. Accordingly, such targets for 2012 were 150% for our CEO and 100% for all of our other NEOs.

The Committee approved an additional payout opportunity by including a maximum payout potential (as a percentage of target payout) of 200% for an additional stretch level of performance. This was done to better align the Company’s annual incentives with peer practices as well as the annual incentive programs applicable to other employees within the Company. In connection with arriving at such decision, the Committee considered the cost of the additional payout opportunity as a percentage of the additional performance required to obtain such payout.

Sixty percent of the annual incentive payout for our Regional Presidents was based on performance of the region for which such Regional President is responsible, while the entire payout for our CEO and CFO, and 40% of the payout for our Regional Presidents, was based on performance for the Company as a whole. The resulting payouts earned by each NEO are summarized below, which reflect performance in our North America and LA/AP regions that exceeded target and a challenging economic environment in Europe.

NEO	Payout Percentage of Target	Actual Payout
CEO	106%	$1,828,500
CFO	106%	$636,000
President, NA	119.2%	$715,200
President, EMEA	42.4%	$254,400
President, LA/AP	134.2%	$671,000

Performance Goals and Metrics for 2012 Annual Incentive Awards

Consistent with past practice, the performance metric for our 2012 annual incentive program was Incentive Adjusted EBITDA, which is a key measure of operational and financial performance and is driven by profitable sales and strategic initiatives. We introduced a regional component in 2012 due in large part to the creation of three separate regions and the realigned responsibilities of our Regional Presidents. The performance goals for the 2012 annual incentive program are presented below. Such goals were initially set in January 2012 based on the Company’s 2012 business plan; however, goals were increased later in the year to take into consideration the continuation of a particularly strong used car market, which caused our vehicle costs to be lower than anticipated. The revised global goals represented growth targets of 64%, 37% and 23% for maximum, target and threshold achievement levels, respectively.

Achievement Level	Payout (% of Target Payout)	Incentive Adjusted EBITDA (Dollars in Millions)
		Global	North America	EMEA	LA/AP
Maximum	200%	$995	$671	$204	$148
Target	100%	$829	$559	$170	$123
Threshold	25%	$746	$503	$153	$111

For 2012, global Incentive Adjusted EBITDA was $840 million1. Incentive Adjusted EBITDA fell below threshold for the EMEA region resulting in 0% of target payout; however, the North America and LA/AP regions earned approximately 128% and 153% of target payout, respectively.

2012 Integration Bonus for our President, EMEA

In light of the significant achievements of our President, EMEA in 2012, the Committee awarded this NEO a special integration bonus of $200,000. In approving such award, the Committee considered that despite weak economic conditions across Europe:

•	Budget brand volume in the EMEA region increased by 150% in 2012;

•	synergies related to the integration of Avis Europe exceeded our expectations;

•	there was a successful reorganization of the EMEA management team;

•	Performance Excellence was successfully implemented in the EMEA region; and

•	significant additional commercial contracts were signed in Europe.

Long-Term Incentive Awards for our CFO and Regional Presidents

2012 Regular Long-Term Incentive Program

The principal terms of the awards granted to our CFO and our Regional Presidents under our 2012 regular long-term incentive program (the “2012 LTIP”) are summarized in the table below:

Type of Award	Executives Receiving Award	Target Number of Units Granted	Vesting

PSUs	CFO; President, NA and President, EMEA President, LA/AP	41,667 34,722	Subject to continued employment, such units vest in January 2015 so long as stock price goals have been met.

RSUs	CFO; President, NA and President, EMEA President, LA/AP	41,667 34,722	Subject to continued employment, such units vest one-third on each of the first three anniversaries of the date of grant.

[1]	A reconciliation of global Incentive Adjusted EBITDA for the year ended December 31, 2012 to income before taxes is set forth below (dollars are in millions):

Incentive Adjusted EBITDA	$840
Less: Non-vehicle depreciation and amortization	125
Interest expense related to corporate debt, net	268
Early extinguishment of debt expense	75
Transaction-related costs	34
Restructuring expense	38

Income before income taxes	$300

In determining payouts under all performance-based compensation, interpolation is utilized to determine the payout percentage for performance achievement above threshold but below target or maximum achievement levels, as applicable.

The following factors were reviewed to determine the appropriate type of equity to be granted: perceived value to award recipients to effect retention goals, a general review of peer practices (as discussed in “Consideration of Peer Groups and Survey Data”), potential dilution and projected expense balanced with the value delivered to award recipients. Based on an analysis of these factors, the Committee determined that, for 2012, a mix of performance-based and time-based restricted stock units would:

•	align incentives with stockholders’ focus on total shareholder return;

•	reflect the relevant decision-making impact of the individual and the impact of those decisions on the Company; and

•	maximize retention of key employees in the current environment and over the longer term.

Award values under the 2012 LTIP increased compared to 2011 to reflect the new and expanded roles and increased scope of responsibility for each such NEO and the Company’s increased size and scope following the acquisition of Avis Europe.

Performance Metrics and Goals for our 2012 LTIP

Consistent with past practice, the performance metric for the PSUs granted under the 2012 LTIP is based on absolute stock price goals, expressed as average closing stock prices that equal or exceed specified stock prices for 30 consecutive trading days during the three-year period following the date of grant, as follows:

Stock Price (50-100% vesting)	% Growth at 100% vesting (from 2012 grant date share price of $14.40)
$17.64-$19.69	36.7%

Given the Company’s significant stock price increase in 2012, these goals have been achieved. The NEOs will not receive any payout for this award until 2015, however, since such award also included a service requirement of three years.

Special Performance Long-Term Incentive Award

In addition to the 2012 LTIP, our CFO and Regional Presidents were granted special performance long-term incentive awards (the “Special Performance LTI”) designed to retain and incentivize such officers following the acquisition of Avis Europe. Such awards consist solely of performance-based restricted stock units.

Seventy-five percent of the Special Performance LTI awarded to our Regional Presidents generally vests based on performance of the region for which such President is responsible, while 25% of such awards generally vest subject to the achievement of performance goals for the Company as a whole. For our CFO, 37.5%, 22.5%, 15% and 25% of the Special Performance LTI generally vest based on performance for North America, EMEA, LA/AP and the Company as a whole, respectively.

A summary of the principal terms of such awards are set forth below.

Type of Award	Executives Receiving Award	Target Number of Units Granted	Vesting
PSUs	CFO; President, NA and President, EMEA President, LA/AP	138,889 69,444	Subject to continued employment, such units vest in January 2015 subject to the achievement of Incentive Adjusted EBITDA performance goals.

Performance Metrics and Goals for Special Performance LTI

The performance metric for the Special Performance LTI is regional and global Incentive Adjusted EBITDA given the importance of this measure for the profitable growth of our business. While the award is primarily designed to retain the recipients for three years and result in a designated level of growth by 2014, an opportunity to “lock-in” up to 25% of the performance requirement was provided if Incentive Adjusted EBITDA goals were achieved for 2012 as follows:

Incentive Adjusted EBITDA metric	2012 Incentive Adjusted EBITDA Goal (9.375% lock-in representing threshold performance)	2012 Incentive Adjusted EBITDA Goal (25% lock-in representing target performance)
North America	$356 million	$434 million
EMEA	$153 million	$187 million
LA/AP	$111 million	$135 million
Global*	$599 million	$732 million

*	This award also contains an opportunity to “lock-in” up to an additional 25% of the performance requirement if Incentive Adjusted EBITDA goals are achieved in 2013. The 2013 global Incentive Adjusted EBITDA goal associated with achieving this “lock-in” opportunity is $818 million.

Goals for 2012 were initially set above those for the annual incentive; however, when goals under the annual incentive were increased, a corresponding increase was not made for the Special Performance LTI based on the recognition that a portion of the award was designed to retain and incentivize the recipients and that the primary goal of the award was the achievement of a target cumulative growth rate through 2014. This special long-term incentive targets an Incentive Adjusted EBITDA growth rate which must cumulate to approximately 20% over the three-year performance period in order to achieve a target payout. Partial vesting is also achievable at lower growth rates. In setting the baseline Incentive Adjusted EBITDA for the performance period, the Company considered the particularly strong used car market in the United States in 2011, during which the Company experienced a 45% decline in the actual cost of risk vehicles. In light of the expectation that the cost of risk vehicles will normalize during the performance period, the Company believes that the goals of this special long-term incentive are appropriately challenging and at the same time achieve the incentive goals of the Company. Such gains will also impact performance goals for our 2013 annual and long-term incentive programs.

Based on our 2012 performance, our President, NA and our President, LA/AP achieved a “lock-in” of 25% of this award, and our CFO and President, EMEA achieved a “lock-in” of 19.37% and 6.25%, respectively, of this award due to the results achieved by the Company’s EMEA business in 2012 given the relative global and regional weightings as previously discussed. The “locked-in” portion of this award will generally vest in January 2015, subject to continued employment.

Setting CEO and Other NEO Compensation

Our Board has assigned to the Committee the responsibility to approve compensation for all NEOs, including our CEO. The roles of each individual and group who participate in the decision-making process for our executive program and their duties are summarized in the table below:

Participant	Duties
Pay Governance LLC: compensation consultant to the Committee	•	Reports to, and is directed by, the Committee.
	•	Works directly with the Committee and the Company as an advisor on executive and key employee compensation matters.
	•	Regularly meets with the Committee during each Committee meeting, including in executive session without the presence of management.

Participant	Duties
Compensation Committee	•	Reviews the performance of the CEO and the other NEOs.
	•	Consults the compensation consultant on all compensation reviews.
	•	Makes all decisions regarding cash and equity awards for the CEO after consultation with the compensation consultant and after consultation with the CEO and the compensation consultant for other executives.
	•	Exercises its ultimate right and authority to revise and/or approve recommendations of management.

Human Resources	•	Compiles information and develops recommendations with respect to the appropriate level of compensation for all executive officers, other than the CEO.

Chief Executive Officer	•	Contributes to the review process of the executive officer group.
	•	Provides feedback and final approval to recommendations developed by Human Resources.

Chief Financial Officer	•	Provides, with his staff, input with respect to performance criteria and goals for performance-based compensation, primarily based on the Company’s business plan as well as initiatives articulated to investors.

Frederic W. Cook & Co., Inc.: external consultant to management	•	Consulted with management on select executive compensation matters from time to time during 2012.

Role of the Compensation Consultant

As permitted by its charter, the Committee continued its engagement of Pay Governance LLC, a compensation consulting firm, to work with the Committee and the Company as an advisor on executive and key employee compensation matters, including executive program plan design. The compensation consultant reports to, and is directed by, the Committee. The Committee periodically reviews its relationship with the compensation consultant and the Committee believes that the compensation consultant it has retained is able to provide it with independent advice. Outside of services provided for the Committee and advice to the Corporate Governance Committee related to compensation of non-employee directors, the compensation consultant did not provide additional services to the Company in 2012.

Compensation Decisions

In the case of named executive officers other than the CEO, recommendations developed by our Human Resources staff as to the level of compensation for each component generally reflect position scope (defined as the executive’s relative responsibilities compared to others within the Company and the individual’s potential impact on Company operations) and the individual’s experience level and performance in addition to the factors discussed under “Analysis of 2012 Pay Decisions”.

Recommendations related to the mix of compensation elements for 2012 generally reflected a review of practices of the Peer Group (as defined below) and are consistent both with past practice and our strategy to tie a greater portion of total target compensation to variable versus fixed compensation. Each recommendation was then discussed with our CEO for feedback and final approval. Final recommendations were reviewed with the compensation consultant and the Chairman of the Compensation Committee to ensure that they are consistent with the Committee’s expectations and the Company’s compensation philosophy, and ultimately submitted to the Committee for consideration. The Committee has the ultimate right and authority to revise and/or approve recommendations of management.

Our CEO’s compensation was determined by the Committee, working directly with the compensation consultant. The Committee determines each component of our CEO’s compensation, taking into consideration our CEO’s performance as well as market and Peer Group data and other factors such as level of experience and responsibilities, leadership, skill, contributions to the Company and the size and complexity of the Company’s balance sheet and operations.

Risk Assessment

In approving annual and long-term incentive awards, the Committee assesses the risks associated with the adoption of these awards, including the performance measures and goals for the awards, and for 2012, concluded that the incentive awards approved would not be likely to encourage excessive risk-taking. Consistent with past practice, management also reviewed the Company’s compensation policies and practices for employees generally as they relate to risk management. As part of this process, management reviewed the Company’s incentive compensation programs applicable to all employees with the chairmen of the Audit and Compensation Committees and the Company’s compensation consultant to determine whether such programs create incentives that might motivate inappropriate or excessive risk-taking. For additional information regarding risk assessment, please see “Functions and Meetings of the Board of Directors—Risk Management and Risk Assessment”.

Consideration of Peer Groups and Survey Data

The primary goals of our executive compensation programs are to attract and retain a highly talented executive team and to motivate high levels of performance from management. We strive to deliver competitive compensation in our efforts to achieve those goals. Given that there is an insufficient number of public companies in the car rental sector to establish a sufficiently large peer group, peer companies are selected to supplement the two U.S.-based publicly traded car rental companies with additional companies from industry sectors that are viewed as most relevant to our business based on the following criteria: company size based on revenue as the primary factor, headcount, market capitalization, enterprise value, and debt and assets. Given our capital structure, we place a lesser emphasis on market capitalization and greater emphasis on enterprise value when developing the peer group. For 2012 pay decisions, the Company’s peer group consisted of the following 17 companies (the “Peer Group”):

AutoNation Inc.

Carmax, Inc.

Carnival Corporation

Cintas Corporation

Dollar Thrifty Automotive Group, Inc.

Hertz Global Holdings, Inc.

J.B. Hunt Transport Services, Inc.

Marriott International, Inc.

Norfolk Southern Corporation

Officemax Incorporated

Pitney Bowes Inc.

RR Donnelley & Sons Company

Royal Caribbean Cruises Ltd.

Ryder System, Inc.

Starwood Hotels & Resorts Worldwide

Waste Management, Inc.

Wyndham Worldwide Corporation

The Peer Group is the same peer group of companies that was developed and approved in 2011, following the Company’s acquisition of Avis Europe and a comprehensive review by the Committee with input from the compensation consultant and management. The Peer Group includes direct competitors to the Company in addition to other comparably-sized companies. The Committee reviewed pay data of the Peer Group as previously discussed and in order to ensure reasonable comparability of the pay packages of our NEOs, but the Committee does not specifically target any percentile within the Peer Group when setting overall compensation, any individual element of compensation or the relative pay mix among different elements of compensation. The Committee expects to review the peer group each year for which it determines a review of executive pay data for comparable companies is appropriate, to ensure that the component companies continue to meet the criteria for which they were selected, as well as to identify other companies that may become appropriate for inclusion in our peer group. For 2013, Dollar Thrifty Automotive Group will be removed from the Peer Group as it has been acquired by Hertz Global Holdings.

The Committee recognizes that our executives have opportunities available to them in a range of industries and that any peer group for the Company will have some inherent limitations given the absence of a large sample of public companies in the vehicle rental business. In order to compare ourselves to a broad set of general industry market data available, the Committee also reviews widely-used survey data from consulting firms such as Aon Hewitt and Towers Watson for companies that have revenue comparable to ours (the “Survey Data”) as another data point. The Survey Data2 represent data from over 1,000 companies sized according to revenue, assets and number of employees.

In 2012, the Committee considered the Survey Data for each element of the 2012 compensation and benefits package as a general check and to ensure reasonable comparability. Consideration of the Peer Group and the Survey Data represented just two factors considered in setting executive compensation for 2012. Please refer to “Analysis of 2012 Pay Decisions” for the other factors considered in setting executive compensation for 2012.

Committee Consideration of the Company’s 2012 Stockholder Vote on Executive Compensation

In determining 2012 and 2013 compensation for our NEOs, the Committee reviewed the results of the Company’s stockholder advisory vote on executive compensation (“Say on Pay”) in 2012. At the 2012 annual meeting of stockholders, over 94% of the votes cast were in support of the Company’s Say on Pay proposal. Based on the 2012 Say on Pay results and feedback from stockholders, the Committee concluded that the Company’s overall compensation program as it relates to its NEOs enjoys the Company’s stockholders’ support and does not require revision to address any broad stockholder concerns. However, in order to strengthen the link between pay and performance under our executive compensation program, the Committee approved the inclusion of relative total shareholder return as a measure in certain of our long-term incentive awards. The Committee believes that such measure will help to align payout levels with our overall performance as compared to the performance of the broader public company market generally.

2013 Decisions

In 2013, the Committee approved a long-term incentive award for our CEO comprised of restricted stock and cash units with a value similar to the long-term incentive awarded in 2012. Similar to the 2012 award, 70% of the 2013 units generally vest subject to attainment of performance goals based on Relative TSR. Long-term incentives for our other NEOs were approved under our 2013 long-term incentive program with values consistent with the 2012 long-term incentive program; however, 125% of target values for performance-based units are achievable if certain stretch levels of performance are met. The performance metric for the performance-based units under the 2013 long-term incentive program for such NEOs was changed from absolute stock price growth to Incentive Adjusted EBITDA due to the importance of this measure to our Company’s profitable growth. Above-target vesting is also achievable for performance-based units, up to 150% of target, if certain Relative TSR goals are met. In 2013, the Committee also approved the annual incentive program for our NEOs on terms similar to the 2012 annual incentive program.

Policy Related to Equity Awards

Our practice is to grant long-term incentive awards at pre-established meetings of the Committee. Annual long-term incentive awards, which generally include the awards to all of the NEOs, are typically approved on the date of the first regularly scheduled Committee meeting each year. However, the Committee retains the ability to determine that another grant date may be appropriate in certain circumstances. Awards are also approved at each of the other pre-established Committee meetings for executives hired or promoted since the prior meeting. In connection with valuing the grants of equity awards, it is our policy to use, as the grant or strike price for any

[2]	While the Survey Data include a general list of participating companies, each survey provides information on a “no-names” basis—i.e., for each position comparison, it does not identify by name which companies comparable in revenue size to our company produced results for each position matched, and thus we are unable to list the comparable companies that are included in the Survey Data utilized.

stock-based compensation vehicle, the closing price of our stock on the date the Committee approves the equity grant except in circumstances where, following consultation with counsel, our Committee determines that it would be appropriate to use a different date, in which case the Committee, upon advice of counsel, will determine that date. The Committee typically approves a dollar amount for each restricted stock unit award, which is then divided by the closing price of our Common Stock on the date of grant to arrive at the number of restricted stock unit awards to be granted.

Stock Ownership Guidelines

Executives

Our executive stock ownership guidelines require senior officers to acquire and hold designated levels of Avis Budget Common Stock. Under these guidelines, our CEO is required to retain 100%, and other NEOs are required to retain a minimum of 50% of the net shares (net of taxes) obtained upon the vesting of restricted stock awards and of vested stock options or stock appreciation rights, until reaching the following specified ownership thresholds:

Officer(s)	Threshold
CEO	Five times base salary
Other NEOs	Three times base salary

Such thresholds reflect increases that were implemented in 2011 and 2012, primarily in response to a review of peer practices and as a result of promotions approved following the acquisition of Avis Europe. Given the mandatory hold provision until thresholds are obtained, there is no specified deadline for achieving designated thresholds. For purposes of executive stock ownership guidelines, stock ownership is defined to include stock owned by the executive directly, stock owned indirectly through the Company’s savings plan, and the “in-the-money” portion of vested stock options and stock appreciation rights. Each of our NEOs has exceeded his specified ownership threshold.

Holding Period

Following attainment of ownership thresholds, our NEOs are required, for a period of one year, to hold 50% of the net shares obtained upon the vesting of any equity award and 50% of all stock options that vest.

Board of Directors

In connection with changes to our Board compensation program in 2012 as discussed under “Board of Directors,” our Board adopted minimum stock ownership guidelines that require non-employee directors to acquire and hold designated levels of Avis Budget Common Stock. Under these guidelines, our non-employee directors are required to retain a minimum of 50% of the net shares (net of taxes) awarded in connection with board pay, until reaching an ownership threshold of five times the annual cash retainer. Given the mandatory hold provision until the threshold is obtained, there is no specified deadline for achieving designated thresholds. For purposes of non-employee director stock ownership guidelines, stock ownership is defined to include stock owned by the director directly, stock owned indirectly through the Company’s deferred compensation plan applicable to non-employee directors, and the “in-the-money” portion of vested stock options and stock appreciation rights.

Employment and Change of Control Agreements; Severance Arrangements

To foster the retention of our key management team particularly in light of the separation of our Company in 2006, we entered into an employment agreement with each of our CEO and CFO. These agreements allowed us, among other things, to obtain post-employment non-competition covenants from these executive officers. We consider it essential to the best interests of our stockholders to foster the continued employment of key management personnel. Thus, we have also entered into severance agreements with our three NEOs who do not have written employment agreements. In these agreements, the Company seeks to provide appropriate protections to members of management that are consistent with prevailing market practices. A detailed description of the Company’s agreements with our NEOs is set forth under the heading “Employment Agreements and Other Arrangements,” and the benefits that would be received by our NEOs in the event of termination without cause or a change in control are set forth under the heading “Termination, Severance and Change of Control Arrangements”.

Perquisites and Benefits

Avis Budget provides perquisites to its executives that are consistent with those provided by Peer Group companies. Our perquisites currently consist primarily of financial planning services, auto use or allowance, discounted auto insurance for up to four vehicles for our CEO and generally two vehicles for our other NEOs, auto leasing through the employee lease program and limited personal use of company aircraft services. In 2012, our President, EMEA was also provided with relocation and expatriate benefits associated with a Company-requested long-term assignment to the United Kingdom. The Company does not provide tax reimbursements on perquisites for any of our NEOs other than relocation and expatriate benefits.

The Company pays annual dues for a membership in a private, not-for-profit dining club for use by our CEO primarily for Company-sponsored meetings. Employees, including our NEOs, may also receive tickets for professional baseball games held at Yankee Stadium, which are part of the Company’s season ticket subscription, and do not result in an associated incremental cost to our Company. Our ticket allocation policy is generally seniority-based, with a valid business purpose superseding any personal use. We will continue to review our compensation and benefit programs to ensure that we remain competitive with comparable companies and are able to attract and retain highly qualified senior executives.

Anti-Hedging Policy

The Company’s insider trading policy explicitly prohibits executive officers and directors from, among other things, (i) engaging in hedging with respect to Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, without the prior approval of our applicable compliance officer, and (ii) holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. Short sales of the Company’s securities are also prohibited under such policy.

Recoupment (Clawback) Policy

Our Board of Directors has adopted a policy that provides that if the Board learns of any intentional misconduct by an “executive officer” (as defined under Section 16 of the Securities Exchange Act of 1934, as amended) that resulted in an increase to incentive income awarded to that officer, the Board will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of the increased portion of incentive income awarded to that officer. We intend to amend our clawback policy, if necessary, to comply with any rules adopted by the SEC.

Deductibility of Compensation

Section 162(m) of the Code limits our ability to deduct certain compensation in excess of $1 million paid to our CEO and to certain of our other named executive officers (the “covered NEOs”). This limitation does not apply to compensation that qualifies under applicable regulations as “performance-based”. We aim to design the performance-based compensation we pay to our NEOs so that it will satisfy the requirements for deductibility under Section 162(m); however, the Committee is authorized to exercise discretion in determining payments in relation to levels of achievement of performance goals and believes that the total compensation program for executive officers should be managed in accordance with the objectives outlined in our compensation philosophy and in the best overall interests of our stockholders. For this reason, some compensation intended to be performance-based may exceed the limitations or not meet the requirements for deductibility under Section 162(m).

Base salary for each of our NEOs, other than our CEO, does not exceed $1 million; accordingly, such salaries for 2012 are expected to be deductible. The 2012 annual incentives and performance-based equity awards were granted under plans and programs that we believe met the requirements for deductibility under Section 162(m); therefore, we expect that our performance-based long-term incentives and annual incentives granted in 2012 for the covered NEOs will qualify for the “performance-based” exception described above. Our goal is to work toward structuring compensation for the covered NEOs consisting of performance-based long-term incentives and annual incentives (other than any discretionary component) awarded in future years to qualify for the “performance-based” exception.

COMPENSATION COMMITTEE REPORT

The Avis Budget Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

John D. Hardy, Jr. (Chairman)

Leonard S. Coleman

Lynn Krominga

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)	All Other Comp ($)(g)	Total ($)
Nelson, Ronald L. Chairman, Chief Executive Officer, President and Chief Operating Officer	2012 2011 2010	1,150,000 1,000,000 1,000,000	0 0 0	3,939,278 1,617,378 8,608,298	0 0 985,388	1,828,500 2,250,000 2,250,000	0 0 0	328,862 265,901 231,225	7,246,640 5,133,279 13,074,911

Wyshner, David B. Senior Executive Vice President and Chief Financial Officer	2012 2011 2010	600,000 600,000 575,000	0 583,000 667,000	3,042,210 894,491 968,997	0 0 0	636,000 900,000 862,500	0 0 0	116,051 139,077 74,918	4,394,261 3,116,568 3,148,415

Gartland, Thomas M. President, NA	2012 2011 2010	600,000 527,597 478,461	0 0 300,000	3,042,210 670,881 726,753	0 0 0	715,200 784,616 517,500	0 0 0	167,228 114,079 27,949	4,524,638 2,097,173 2,050,663

De Shon, Larry D. President, EMEA	2012 2011 2010	600,000 523,077 460,000	200,000 250,000 250,000	3,042,210 670,881 726,753	0 0 0	254,400 784,616 517,500	0 0 0	414,721 115,747 37,182	4,511,331 2,344,321 1,991,435

Siniscalchi, Patric. President, LA/AP	2012	500,000	0	1,868,488	0	671,000	78,220	83,529	3,201,237

(a)	Salary includes amounts deferred under the Company’s Deferred Compensation Plan or 401(k) Plan as follows for 2010, 2011, and 2012, respectively: Mr. Nelson, $60,000, $60,000, and $69,000; Mr. Wyshner, $16,500, $36,000, and $36,000; Mr. Gartland, $17,750, $21,881, and $36,000; Mr. De Shon, $22,000, $22,000, and $22,500; and Mr. Siniscalchi, $22,500 for 2012. For 2010 and 2011, amounts for Mr. Gartland include cost of living adjustment payments agreed to at the time of hire of $18,461 and $4,520, respectively. Mr. Gartland commenced employment with the Company in April 2008 and the last of such payments was made in April 2011.
(b)	Discretionary cash bonuses were paid in 2010 for Mr. Wyshner, $667,000, Mr. Gartland, $250,000, and Mr. De Shon, $250,000; and in 2011 for Mr. Wyshner, $583,000 ($333,000 of which was awarded in 2010 and paid in 2011, and $250,000 of which was awarded and paid in 2011), and Mr. De Shon, $250,000; and in 2012 for Mr. De Shon $200,000, as more fully discussed under “2012 Integration Bonus for our President, EMEA”. For Mr. Gartland, payments in 2010 also reflect payments agreed to at the time of hire, and the last of such payments was made in 2010.
(c)	Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation. Assumptions used in the calculation of the grant date fair value of the 2012 stock awards are included in Note 17 to our audited financial statements for the fiscal year ended December 31, 2012, included in our Annual Report on Form 10-K for 2012 (the “2012 Form 10-K”). Mr. Nelson’s 2012 stock award includes both restricted stock units and restricted cash units. To the extent that such cash units become earned, the value will be based on the ending 90-trading day average stock price. The grant date value of the 2012 stock awards assuming achievement of the highest level of performance conditions are: for Mr. Nelson, $4,725,000; Mr. Wyshner, $3,200,011; Mr. Gartland, $3,200,011; Mr. De Shon, $3,200,011; and Mr. Siniscalchi, $1,999,987. Awards are further discussed under “Long-Term Incentive Awards”.
(d)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(e)	Amounts reflected were earned based on achievement of annual performance goals established for each year, pursuant to the Amended and Restated 2007 Equity and Incentive Plan and include deferrals under the Company’s Deferred Compensation Plan. For 2010, amounts reflected include deferrals as follows: for Mr. Nelson, $135,000; and Mr. Wyshner, $25,875. For 2011, amounts reflected include deferrals as follows: for Mr. Nelson, $135,000; Mr. Wyshner, $54,000; Mr. Gartland, $47,077; and Mr. De Shon $47,077. For 2012, amounts reflected include deferrals as follows: for Mr. Nelson, $109,710; Mr. Wyshner, $38,160; Mr. Gartland, $42,912; Mr. De Shon $15,264; and Mr. Siniscalchi, $40,260. Awards are further discussed under “Annual Incentive Awards”.
(f)	For Mr. Siniscalchi, the reported change in pension value during 2012 represents the sum of the increased value accumulated in the Avis Rent A Car System, LLC Pension Plan and the Avis Rent A Car System, LLC Retirement Equalization Benefit Plan. Avis froze its qualified and non-qualified defined benefit pension plans to new participation and future benefit accruals as of December 31, 1998. Please see the “Pension Benefits Table” for further information regarding these plans.
(g)	All Other Compensation includes the personal benefits and perquisites presented in the following tables.

All Other Compensation Table

Name	Year	Tax Reimbursement ($)(a)	Deferred Compensation Plan Contributions ($)(b)	Expatriate, Relocation and Other Benefits ($)(c)	Perquisites ($)(d)	Total All Other Compensation ($)(e)
Mr. Nelson	2012 2011 2010	N/A N/A N/A	178,710 195,000 180,000	876 876 876	146,151 70,025 47,524	328,862 265,901 231,225

Mr. Wyshner	2012 2011 2010	N/A N/A N/A	74,160 90,000 33,288	788 788 690	41,103 45,889 40,940	116,051 139,077 74,918

Mr. Gartland	2012 2011 2010	N/A N/A N/A	78,912 67,035 8,050	788 657 552	84,403 43,462 16,597	167,228 114,079 27,949

Mr. De Shon	2012 2011 2010	12,049 5,311 0	29,956 66,769 7,908	331,384 14,347 552	38,207 26,395 25,897	414,721 115,747 37,182

Mr. Siniscalchi	2012	N/A	54,952	657	23,220	83,529

(a)	Effective January 1, 2010, the Company eliminated tax payments relating to the provision of financial services and the Company-provided car or annual car allowance. For Mr. De Shon, amounts represent Company-paid tax payments relating to relocation and expatriate benefits in connection to Mr. De Shon’s long-term assignment to the United Kingdom as President, EMEA.
(b)	Represents Company matching contributions to a non-qualified deferred compensation plan maintained by the Company for the benefit of certain of our executive officers. Under this plan, participants are permitted to defer compensation under the terms of the plan. Matching contributions subject to a cap of 3% were reinstated from January 2010 to June 2010 and have been subject to a cap of 6% since July 1, 2010. The plan match contributions are as follows, for 2010, 2011 and 2012, respectively: Mr. Nelson, $180,000, $195,000, and $178,710; Mr. Wyshner, $25,875, $90,000, and $74,160; Mr. Gartland, $47,077 (2011) and $78,912 (2012); Mr. De Shon, $47,077 (2011) and $15,264 (2012); and Mr. Siniscalchi, $40,260 (2012). The defined contribution plan match contributions include matching contributions under the qualified Company-sponsored 401(k) savings plan as follows, for 2010, 2011, and 2012, respectively: Mr. Wyshner, $7,413 (2010); Mr. Gartland, $8,050 (2010) and $19,958 (2011); Mr. De Shon, $7,908, $19,692 and $14,692; and Mr. Siniscalchi, $14,692 (2012).
(c)	Represents the value of insurance premiums paid by the Company for a broad-based life insurance benefit. For Mr. De Shon, amounts include life insurance premiums of $657 (2011) and $788 (2012), and expatriate and relocation benefits in connection with Mr. De Shon’s long-term assignment of (i) $13,690 (2011) and (ii) $330,596 (2012), which includes a housing allowance of $217,599, relocation benefits of $42,271, and other allowances (including allowances for home leave, utilities and a goods and services differential to make up for the difference in prices between the home and host locations) of $70,726. Mr. De Shon’s long-term assignment allowances are generally paid monthly in U.K. pounds sterling with values converted to U.S. dollar at the time of payment.
(d)	Represents the perquisites presented in the table below.
(e)	Amounts include payments for annual physical examinations (annual costs for any NEO did not exceed $4,700 for 2010, 2011 or 2012).

Perquisites Table

Name	Year	Personal Use of Company Aircraft ($)(a)	Financial Services ($)(b)	Car ($)(c)	Total Perquisites ($)(d)
Mr. Nelson	2012 2011 2010	113,921 39,991 20,274	14,000 14,000 12,000	13,230 11,034 10,250	146,151 70,025 47,524

Mr. Wyshner	2012 2011 2010	9,133 13,919 9,390	11,970 11,970 11,550	20,000 20,000 20,000	41,103 45,889 40,940

Mr. Gartland	2012 2011 2010	51,540 12,119 N/A	12,863 14,420 597	20,000 16,923 16,000	84,403 43,462 16,597

Mr. De Shon	2012 2011 2010	0 0 N/A	10,855 11,645 11,147	27,352 14,750 14,750	38,207 26,395 25,897

Mr. Siniscalchi	2012	0	11,970	11,250	23,220

(a)	Under the Company Aircraft Policy in effect as of December 31, 2011, our CEO has reasonable non-business access to leased jet services, subject to prevailing market practices. Our other NEOs may also use the leased jet services for personal use, at the discretion of our CEO. The incremental cost of personal use of the leased jet services was calculated based on the contracted per hour cost, which includes flight-specific direct operating costs such as standard fuel, maintenance, repairs, catering and miscellaneous fees such as variable fuel surcharge as applicable, international fees for travel outside the U.S., and a 7.5% Federal excise tax (only applicable through March 2012). Since the aircraft is leased primarily for business travel, fixed costs, such as crew salaries, training, hangaring, insurance and services support are not included.
(b)	For Mr. Nelson, represents reimbursement for financial services provided by an approved outside vendor up to a maximum of $10,000 for 2010 and $12,000 for 2011 and 2012. For the other NEOs, represents actual costs we incurred for financial services, including tax return preparation, financial planning and estate planning. Amounts incurred in 2012 were: Mr. Nelson, $12,000; Mr. Wyshner, $10,970; Mr. Gartland, $11,863; Mr. De Shon, $9,855; and Mr. Siniscalchi, $10,970. Amounts also include Company-paid premiums in connection with a group excess liability umbrella insurance policy. The insurance premium amounts for 2012 were $2,000 for Mr. Nelson and $1,000 for our other NEOs.
(c)	Represents the annual lease value of a Company-provided car or annual car allowance. All of our NEOs participate in the Company’s employee auto insurance program and employee car lease program; however, no amounts are included for these programs as the Company does not incur any incremental cost associated with these programs. For Mr. De Shon, 2012 represents the value for personal use of taxi or car services in lieu of a Company-provided car, with values converted from U.K. pounds sterling to U.S. dollar at the 12-month average rate of 1.5847.
(d)	For Mr. Nelson, includes: (i) annual dues paid by the Company for a corporate private club membership used primarily for Company-sponsored meetings; however, no amounts are included for occasional personal use of this membership by Mr. Nelson as the Company does not incur any incremental cost associated with any such personal use; and (ii) discretionary matching contributions made by The Avis Budget Charitable Foundation of $5,000 in each of 2010, 2011, and 2012.

Grants of Plan-Based Awards Table

		Grant/ Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (#)(c)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)(d)
Name	Award Type		Threshold ($)(a)	Target ($)(a)	Maximum ($)(a)	Threshold (#)(b)	Target (#)(b)	Maximum (#)(b)
Mr. Nelson	Bonus Time-based Performance-based	— 8/3/2012 8/3/2012	431,250	1,725,000	3,450,000	40,376	161,502	242,254	69,216	0	0	1,050,007 2,889,271

Mr. Wyshner	Bonus Time-based Performance-based	— 1/25/2012 1/25/2012	150,000	600,000	1,200,000	72,917	180,556	180,556	41,667	0	0	600,005 2,442,205

Mr. Gartland	Bonus Time-based Performance-based	— 1/25/2012 1/25/2012	150,000	600,000	1,200,000	72,917	180,556	180,556	41,667	0	0	600,005 2,442,205

Mr. De Shon	Bonus Time-based Performance-based	— 1/25/2012 1/25/2012	150,000	600,000	1,200,000	72,917	180,556	180,556	41,667	0	0	600,005 2,442,205

Mr. Siniscalchi	Bonus Time-based	— 1/25/2012	125,000	500,000	1,000,000				34,722	0	0	499,997
	Performance-based	1/25/2012				43,403	104,166	104,166				1,368,491

(a)	A discussion of 2012 annual incentives is included in “Compensation Discussion and Analysis”. The amounts earned for 2012 annual incentives are set forth in the Summary Compensation Table.
(b)	For Mr. Nelson, represents awards of performance-based restricted stock units (“PSUs”) and performance-based restricted cash units (“PCUs”). For all other NEOs, represents awards of PSUs. Mr. Nelson’s PSUs and PCUs will vest on January 27, 2015, subject to continued employment and the attainment of performance goals based on Relative TSR. For our other NEOs, PSUs were awarded for both the “2012 Long-Term Incentive Award” and the “Special Executive Performance Incentive Award”. For the 2012 Long-Term Incentive Award, PSUs vest on the third anniversary of the date of grant, subject to continued employment and the achievement of average closing stock prices that equal or exceed, for 30 consecutive trading days during the period between the grant date and the three-year anniversary of the grant date, as follows: $17.64 (50% vesting) and $19.69 (100% vesting). The number of PSUs awarded under the 2012 Long-Term Incentive Award are: for each of Mr. Wyshner, Mr. Gartland and Mr. De Shon, 41,667; and for Mr. Siniscalchi, 34,722. For the Special Executive Performance Award, PSUs vest on the third anniversary of the date of grant, subject to the achievement of regional and global Incentive Adjusted EBITDA goals. The number of PSUs awarded under the Special Executive Performance Award are: for each of Mr. Wyshner, Mr. Gartland and Mr. De Shon, 138,889; and for Mr. Siniscalchi, 69,444. All PSU awards are further discussed under “Long-Term Incentive Awards”.
(c)	Represents awards of time-based restricted stock units (“RSUs”) which vest in equal installments on each of the first three anniversaries of the date of grant, subject to continued employment. For Mr. Nelson, represents awards of RSUs and time-based restricted cash units (“RCUs”), which will vest on January 27, 2015, subject to continued employment.
(d)	Assumptions used in the calculation of the grant date value of the awards are included in Note 17 to our audited financial statements for the fiscal year ended December 31, 2012, included in our 2012 Form 10-K. The grant date value of the stock underlying performance-based awards, assuming attainment of the highest performance conditions, are: for Mr. Nelson, $3,674,993; Mr. Wyshner, $2,600,006; Mr. Gartland, $2,600,006; Mr. De Shon, $2,600,006; and Mr. Siniscalchi, $1,499,990.

Outstanding Equity Awards at Fiscal Year-End Table

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (b)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercisable Unearned Options(#)	Options Exercise Price ($)(c)	Options Expiration Date(d)	Number of Shares or Units of Stock That Have Not Vested (#)(e)	Market Value of Shares or Units of Stock That Have Not Vested ($)(f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(g)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(h)
Mr. Nelson						69,216	1,285,853	785,580	15,269,171
Mr. Nelson	104,249			18.82	04/14/2013
Mr. Nelson	337,079			24.40	08/01/2013
Mr. Nelson	212,500			0.79	01/28/2019
Mr. Nelson	212,500			0.79	01/28/2019
Mr. Nelson	64,000	96,000		11.53	01/27/2020

Mr. Wyshner						79,286	1,571,449	258,667	5,126,780
Mr. Wyshner	54,348			24.40	08/01/2013
Mr. Wyshner	2,871			33.26	06/03/2014
Mr. Wyshner	3,104			30.04	04/26/2015
Mr. Wyshner	150,000			0.79	01/28/2019
Mr. Wyshner	69,700			0.79	01/28/2019

Mr. Gartland						69,883	1,385,081	239,140	4,739,755
Mr. Gartland	80,000			0.79	01/28/2019
Mr. Gartland	105,000			0.79	01/28/2019

Mr. De Shon						69,883	1,385,081	239,140	4,739,755
Mr. De Shon	45,000			0.79	01/28/2019
Mr. De Shon	80,000			0.79	01/28/2019

Mr. Siniscalchi						60,292	1,194,987	132,275	2,621,691
Mr. Siniscalchi	1,700			33.26	06/03/2014
Mr. Siniscalchi	22,500			0.79	01/28/2019
Mr. Siniscalchi	57,500			0.79	01/28/2019

(a)	Represents fully vested currently exercisable stock options as of December 31, 2012. For Mr. Nelson, this includes 337,079 stock settled stock appreciation rights (“SSARs”) which vested in four equal installments in 2007, 2008, 2009 and 2010 and 104,249 stock options, which were transferred to a family trust in 2011 following approval from the Committee. For Mr. Wyshner, this includes 54,348 SSARs which vested in 2009.
(b)	Represents stock options that were granted to Mr. Nelson in 2010, which vest in equal installments on January 27, 2013, 2014 and 2015.
(c)	For stock option awards (excluding the SSARs referenced above) granted prior to 2009, represents the fair-market value of our Common Stock on the date of the grant as approved by the Cendant Compensation Committee and the original price of such awards was adjusted in 2005 and in 2006 on the dates of (i) the spin-offs of former subsidiaries PHH, Realogy and Wyndham and (ii) a 1-for-10 reverse stock split in September 2006. For option awards granted in 2009 or later, represents the fair-market value of our Common Stock on the date of grant as approved by the Committee on the date of grant.
(d)	Represents the expiration date of the stock option grant, subject to continued employment.
(e)	Represents 14,455, 10,842, 10,842 and 8,095 outstanding RSUs granted to Messrs. Wyshner, Gartland, De Shon and Siniscalchi, respectively, in 2010, which will vest on January 27, 2013, and 797 outstanding RSUs granted to Mr. Siniscalchi in April 2010, which will vest on April 21, 2013; 23,164, 17,374, 17,374 and 16,678 outstanding RSUs granted to Messrs. Wyshner, Gartland, De Shon and Siniscalchi, respectively, in 2011, which will vest in two equal installments on January 26, 2013 and 2014, subject to continued employment; 41,667, 41,667, 41,667 and 34,722 oustanding RSUs granted to Messrs. Wyshner, Gartland, De Shon and Siniscalchi, respectively, in 2012, which will vest in three equal installments on January 25, 2013, 2014 and 2015, subject to continued employment; and 34,608 outstanding RSUs and 34,608 outstanding RCUs granted to Mr. Nelson in 2012 which will vest on January 27, 2015. All vestings are subject to continued employment through the vesting date.
(f)	Outstanding RSUs are valued based on the closing price of our Common Stock on December 31, 2012 of $19.82. For Mr. Nelson’s outstanding RCUs, value is based on the average 90-trading day closing stock price ending on December 31, 2012 of $17.3348.
(g)

Represents 450,000, 43,365, 32,524, 32,524 and 11,431 outstanding PSUs granted to Messrs. Nelson, Wyshner, Gartland, De Shon and Siniscalchi, respectively, in 2010; 93,326, 34,746, 26,060, 26,060 and 16,678 outstanding PSUs granted to Messrs. Nelson, Wyshner,

Gartland, De Shon and Siniscalchi, respectively, in 2011; and 121,127, 180,556, 180,556, 180,556 and 104,166 outstanding PSUs granted to Messrs. Nelson, Wyshner, Gartland, De Shon and Siniscalchi, respectively, in 2012. For Mr. Nelson, also includes 121,127 outstanding PCUs granted in 2012. The outstanding PSUs awarded in 2010 vest subject to attainment of performance goals over the five-year period following the date of grant for Mr. Nelson and on January 27, 2013 for Messrs. Wyshner, Gartland, De Shon and Siniscalchi (1,023 of Mr. Siniscalchi’s outstanding PSUs will vest on April 21, 2013), subject to the attainment of performance goals. The outstanding PSUs awarded in 2011 vest subject to attainment of performance goals over the four-year period following the date of grant for Mr. Nelson and on January 26, 2014 for Messrs. Wyshner, Gartland, De Shon and Siniscalchi. The outstanding PSUs and PCUs awarded in 2012 to Mr. Nelson vest subject to attainment of performance goals on January 27, 2015. The outstanding PSUs awarded in 2012 vest subject to attainment of performance goals on January 25, 2015 for Messrs. Wyshner, Gartland, De Shon and Siniscalchi.
(h)	Outstanding PSUs are valued based on the closing price of our Common Stock on December 31, 2012 of $19.82. For Mr. Nelson’s outstanding PCUs, value is based on the average 90-trading day closing stock price ending on December 31, 2012 of $17.3348.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(a)	Value Realized on Exercise ($)(b)	Number of Shares Acquired on Vesting (#)(c)	Value Realized on Vesting ($)(d)
Mr. Nelson	—	—	299,126	4,140,874
Mr. Wyshner	57,800	937,838	62,917	847,087
Mr. Gartland	—	—	37,305	515,136
Mr. De Shon	35,000	632,350	40,176	545,634
Mr. Siniscalchi	35,000	636,800	31,526	429,146

(a)	Represents the exercise of stock options granted in 2009 with a grant price of $0.79.
(b)	The value represents the difference between the price of our Common Stock on the date of exercise and the closing price on the date of the grant.
(c)	Includes vesting of 100% of PSUs granted in 2008 for Messrs. Nelson, Wyshner, Gartland, De Shon and Siniscalchi; 25% of time-based RSUs granted in 2008 for Messrs. Wyshner, Gartland, De Shon and Siniscalchi; vesting of 33% of RSUs granted for Messrs. Wyshner, Gartland, De Shon and Siniscalchi in 2010; and vesting of 25% of PSUs granted to Mr. Nelson in 2010; vesting of 33% of RSUs granted for Messrs. Wyshner, Gartland, De Shon and Siniscalchi in 2011; and vesting of 100% of RSUs granted in 2011 for Mr. Nelson.
(d)	Values are based on the closing price of our Common Stock on the date of vesting. Represents time-based RSUs as follows: 31,109, 11,582, 8,686, 8,686 and 8,339 vested on January 26, 2012 at a closing price of $14.19 for Messrs. Nelson, Wyshner, Gartland, De Shon and Siniscalchi, respectively; 14,455, 10,841, 10,841 and 8,095 vested on January 27, 2012 at a closing price of $14.60 for Messrs. Wyshner, Gartland, De Shon and Siniscalchi, respectively; 7,376, 7,608 and 5,267 vested on March 6, 2012 at a closing price of $12.79 for Messrs. Wyshner, De Shon and Siniscalchi, respectively; 797 vested on April 21, 2012 at a closing price of $12.29 for Mr. Siniscalchi; and 6,550 vested on April 28, 2012 at a closing price of $13.14 for Mr. Gartland. Represents PSUs as follows: 150,000 vested on January 27, 2012 at a closing price of $14.60 for Mr. Nelson; 118,017, 29,504, 13,041 and 9,028 vested on March 6, 2012 at a closing price of $12.79 for Messrs. Nelson, Wyshner, De Shon and Siniscalchi, respectively; and 11,228 vested on April 28, 2012 at a closing price of $13.14 for Mr. Gartland.

Pension Benefits Table

Name	Plan Name (a)	Number of Years of Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)
Mr. Siniscalchi	Avis Rent A Car System, LLC Pension Plan	41 years, 4 months as of 12/31/12	750,878	—
Mr. Siniscalchi	Avis Rent A Car System, LLC Retirement Equalization Benefit Plan	41 years, 4 months as of 12/31/12	69,197	—

(a)	Avis froze its qualified and non-qualified defined benefit pension plans to new participation and future benefit accruals as of December 31, 1998. Mr. Siniscalchi is the only NEO who participated in these plans. Prior to December 31, 1998, Mr. Siniscalchi earned the right to receive certain benefits upon retirement at the retirement age of 65 or upon early retirement on or after age 55. For a discussion of the calculation of retirement benefits, please see Note18 to our audited financial statements for the fiscal year ended December 31, 2012, included in our 2012 Form 10-K.

The Avis Rent A Car System, LLC Pension Plan is a qualified, final average pay type of retirement plan that pays unreduced benefits upon attainment of age 65. The retirement benefit is calculated by multiplying years of credited service and final average pay (five highest consecutive years earnings in the ten years immediately preceding the December 31, 1998 plan freeze date) and reducing that amount by a portion of estimated Social Security old age benefits payable at age 65. The normal form of payment is a 50% joint and survivor annuity (assuming the participant is married at the time benefit payments commence). Alternate forms of annuity payments and a lump-sum option may be selected, if approved by the spouse.

The Avis Rent A Car System, LLC Retirement Equalization Benefit Plan is a non-qualified Supplemental Executive Retirement Plan (SERP). Payments under the retirement plan are calculated by using the same formula that applies to the qualified plan except that final average earnings under the non-qualified plan are those earnings, prior to the December 31, 1998 plan freeze date that exceeded the limitations imposed by Section 415 of the Internal Revenue Code. As with the qualified plan, unreduced benefits are payable upon the attainment of age 65. The normal form of payment under the SERP is a single life annuity. Actuarially equivalent optional forms of payment are available.

Non-qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(a)	Registrant Contributions in Last FY ($)(b)	Aggregate Earnings in Last FY ($)(c)	Aggregate Withdrawals/ Distributions ($)(d)	Aggregate Balance at Last FYE ($)(e)
Mr. Nelson	204,000	204,000	29,896	(270,723)	556,759
Mr. Wyshner	90,000	90,000	26,530	(48,009)	300,833
Mr. Gartland	83,077	83,077	4,535	0	170,689
Mr. De Shon	47,077	47,077	1,522	0	95,676
Mr. Siniscalchi	0	0	0	0	0

(a)	Under the deferred compensation plan, participants can elect to defer a maximum of 80% of base salary and 98% of annual cash incentives. The agreements between participants and the Company must provide that the deferrals under the plan are (1) irrevocable; (2) agreed to before the compensation is earned; and (3) for a specified length of time. Amounts deferred by participants, as well as any matching contributions made by the Company, are typically contributed to a rabbi trust established for the purpose of holding plan assets. Participants may allocate deferrals to one or more deemed investments under the plan, which may include a deemed investment in the Company’s Common Stock. Matching contributions may be subject to such distribution provisions as determined from time to time; however, all of a participant’s accounts under this plan will be distributed in the event of a change in control (as defined in the deferred compensation plan) or in the event that the participant’s service with us terminates as a result of death or disability. A participant in this plan may elect a single lump-sum payment of his or her account, or may elect installments over a period of up to 10 years; however, the participant’s entire account balance will be paid in a single lump-sum following a change in control.
(b)	The Company provides matching contributions for its NEOs up to a cap of 6% of base salary and annual incentive, as applicable.
(c)	All participant deferrals and matching contributions are immediately vested and are held in a grantor trust. Under this arrangement, the Company takes no tax deduction, and the beneficiaries pay no tax on contributions to the trust until amounts are paid. Although funds are potentially subject to the employer’s creditors, they are inaccessible to present and future management until payment is required to be made in accordance with the terms of the plan.

(d)	Amounts represent ordinary course distributions pursuant to prior payment elections made by the NEOs in accordance with the terms and conditions of the applicable plan (as further discussed in note (a) above).
(e)	Represents total trust assets accumulated for all periods of plan participation through the end of 2012. The aggregate balance is the sum of all participant and registrant contributions and investment earnings less any withdrawals or distributions.

Employment Agreements and Other Arrangements

Each NEO is employed by us pursuant to a written agreement of employment or has a severance agreement, as summarized below and discussed under “Employment and Change of Control Agreements; Severance Arrangements”.

Mr. Nelson

On January 27, 2010, the Company amended and restated its employment agreement with Mr. Nelson. In addition to providing for a minimum base salary of $1 million, and employee benefit plans generally available to our executive officers, the amended agreement generally provides Mr. Nelson and his dependents with continuation of certain health and welfare benefits until he reaches (or would have reached) age 75. Mr. Nelson’s agreement also provides for an annual incentive award with a target amount equal to 150% of his base salary, subject to attainment of performance goals. If Mr. Nelson’s employment with the Company is terminated by the Company without “Cause” or due to a “Constructive Discharge” (as summarized below), Mr. Nelson generally will be entitled to a lump-sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus, and accelerated vesting of certain equity awards.

As contemplated by the agreement, effective as of June 30, 2010, Mr. Nelson also assumed the role of President. At any time after June 30, 2012, either the Board of Directors or Mr. Nelson may elect to transition him to serve solely as Chairman of the Board. If Mr. Nelson so elects, a fifty percent (50%) salary and bonus reduction will be imposed. If the Board so elects, such salary reduction will be made in specified increments over the remaining term, based on the year in which such election is made.

Following a “Change in Control” (as defined below) of the Company, the long-term incentives granted to Mr. Nelson generally will become fully vested if Mr. Nelson’s employment with the Company is terminated without “Cause” or due to a “Constructive Discharge”. The amended employment agreement provides for post-termination non-competition and non-solicitation covenants that will last for one year following Mr. Nelson’s completion of the full five-year employment term, subject to certain exceptions, or for two years from the date of termination if Mr. Nelson’s employment is terminated earlier for any reason.

Mr. Wyshner

On January 27, 2012, the Company amended and restated its employment agreement with Mr. Wyshner. In addition to providing for a minimum base salary of $600,000, and employee benefit plans generally available to our executive officers, Mr. Wyshner’s agreement provides for an annual incentive award with a target amount equal to 100% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by our Board of Directors or the Committee. Mr. Wyshner’s agreement provides that if his employment with us is terminated by us without “Cause” or due to a “Constructive Discharge” (as described below), he will be entitled to a lump-sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. In addition, in this event, all of Mr. Wyshner’s then-outstanding equity awards will become fully vested.

Mr. Wyshner’s agreement provides for post-termination non-competition and non-solicitation covenants which will last for two years following Mr. Wyshner’s employment with us. The 280G excise tax gross-up and single-trigger change-in-control provisions, and the automatic renewal feature contained in his prior agreement, have been eliminated.

Messrs. Gartland, De Shon and Siniscalchi

Severance agreements for Mr. Gartland, Mr. De Shon and Mr. Siniscalchi provide that if employment is terminated by us other than for “Cause” (as described below), disability or death, the executive will receive a lump-sum severance payout equal to 200% of the sum of base salary plus target incentive bonus, and perquisites to include car usage, financial planning and health coverage for a period of 24 months. Severance is subject to and contingent upon execution of a separation agreement containing a release of claims against the Company and non-competition covenants. The agreement also provides for a lump-sum cash payment equal to the fair market value for the stock-based awards which would have vested in accordance with their original vesting schedule by the one-year anniversary of termination of employment.

As previously noted, no NEO is entitled to any tax gross-up or other payments for any “golden parachute” excise taxes, interest or penalties.

Certain Defined Terms

For all our NEOs:

“Cause” is defined as set forth in the agreement for each NEO and is generally defined to include the willful failure to substantially perform duties, any act of fraud, embezzlement or similar conduct and conviction of a felony.

For Mr. Nelson:

“Constructive Discharge” generally means (a) any material failure of the Company to fulfill its obligations under the employment agreement or any material diminution to Mr. Nelson’s duties and responsibilities, (b) the business office is relocated to any location that increases his one-way commute by more than 30 miles or to New York City and such relocation constitutes a material negative change to Mr. Nelson’s employment relationship, (c) Mr. Nelson is not the Chief Executive Officer and the most senior executive officer of the Company or does not report directly to the Board, or (d) Mr. Nelson is not elected to serve on the Board or to serve as Chairman of the Board, for any reason other than resignation (excluding any resignation resulting from the failure to satisfy any majority voting requirement), unwillingness to serve, termination for Cause, or termination as a result of death or disability or, in the case of failing to serve as Chairman of the Board, any failure resulting from a requirement of any applicable law that the Chief Executive Officer and the Chairman of the Board be separate individuals.

For Mr. Wyshner:

“Constructive Discharge” generally means (a) any material failure of the Company to fulfill its obligations under the employment agreement or any material diminution to Mr. Wyshner’s duties and responsibilities, including Mr. Wyshner ceasing to be an executive officer of a public company, (b) the business office is relocated more than 30 miles from Parsippany, New Jersey, (c) Mr. Wyshner is not the most senior financial officer of the Company, or (d) the failure of a successor to the Company to assume the employment agreement.

Discussion of Change-in-Control Provisions

Equity Awards

The Company’s Amended and Restated 2007 Equity and Incentive Plan (the “Plan”) provides that equity awards accelerate following a Change in Control (as defined in the Plan) of the Company only if a participant is also terminated without cause or experiences a constructive discharge within two years following a Change in Control.

Under the Plan “Change in Control” is generally defined as: (a) any person or entity is or becomes the “beneficial owner” of 50% or more of the combined voting power of the Company’s then outstanding voting securities; (b) a change in the majority of the members of the Board; (c) there is a merger or consolidation of the Company; or (d) stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is a sale or disposition by the Company of all or substantially all of the Company’s assets.

Severance

Severance payments are described above, none of which are payable solely due to a Change in Control (as defined above).

Termination, Severance and Change of Control Arrangements

The table below shows the potential severance payments for each NEO as of December 31, 2012. All payments are contingent on the executive’s termination of employment and/or the identified triggering events.

Name and Triggering Event(a)	Lump-Sum Severance Payment ($)(b)	Accelerated Vesting of Stock-based Awards ($)(c)	Continuation of Benefits and Perquisites ($)(d)	Total ($)
Mr. Nelson
Resignation or Termination by Company for Cause	0	0	277,328	277,238
Termination due to Death or Disability	1,725,000	17,350,861	325,167	19,401,028
Termination by Company without Cause or due to Constructive Discharge	8,596,250	16,039,549	325,167	24,960,966
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	8,596,250	17,350,861	325,167	26,272,278
Change of Control Transaction without Termination	0	0	0	0

Mr. Wyshner
Resignation or Termination by Company for Cause	0	0	0	0
Termination due to Death or Disability	600,000	6,698,228	89,652	7,387,880
Termination by Company without Cause or due to Constructive Discharge	3,588,000	6,698,228	89,652	10,375,880
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	3,588,000	6,698,228	89,652	10,375,880
Change of Control Transaction without Termination	0	0	0	0

Mr. Gartland
Resignation or Termination by Company for Cause	0	0	0	0
Termination due to Death or Disability	715,200	6,124,836	0	6,840,036
Termination by Company without Cause	2,400,000	1,306,970	86,663	3,793,633
Change of Control Transaction and Termination by Company without Cause	2,400,000	6,124,836	86,663	8,611,499
Change of Control Transaction without Termination	0	0	0	0

Mr. De Shon
Resignation or Termination by Company for Cause	0	0	0	0
Termination due to Death or Disability	254,400	6,124,836	0	6,379,236
Termination by Company without Cause	2,400,000	1,306,970	101,846	3,808,816
Change of Control Transaction and Termination by Company without Cause	2,400,000	6,124,836	101,846	8,626,682
Change of Control Transaction without Termination	0	0	0	0

Mr. Siniscalchi
Resignation or Termination by Company for Cause	0	0	0	0
Termination due to Death or Disability	671,000	3,816,678	0	4,487,678
Termination by Company without Cause	2,000,000	797,478	75,032	2,872,510
Change of Control Transaction and Termination by Company without Cause	2,000,000	3,816,678	75,032	5,891,710
Change of Control Transaction without Termination	0	0	0	0

(a)	Descriptions of the terms “Cause” and “Constructive Discharge” are provided under “Employment Agreements and Other Arrangements—Certain Defined Terms”.
(b)	The lump-sum severance payments, other than due to death or disability, were calculated based on each executive’s base salary and target annual incentive as of December 31, 2012 and multiplied by 299% or 200% as applicable. Severance due to death and disability is calculated based on target annual incentives for NEOs with employment agreements and based on actual annual incentives for NEOs with severance agreements.

(c)	The values of stock-based awards were calculated assuming accelerated vesting as of December 31, 2012 and based on the closing price of our Common Stock of $19.82. The value for the restricted cash units awarded to Mr. Nelson in 2012 was calculated using the average 90-trading day closing stock price ending on December 31, 2012 of $17.3348. Descriptions of the accelerated vesting provisions are provided under “Employment Agreements and Other Arrangements”.
(d)	For Mr. Nelson, reflects the continuation of benefit plans he participates in until age 75 in the event of a “Resignation or Termination by the Company for Cause” and all other amounts in the “Continuation of Benefits and Perquisites” column include the continuation of such benefits and 24 months of continued car benefits and financial planning. For the other NEOs, reflects 24 months of continued health, dental and car benefits and financial planning.

2012 Director Compensation Table

Name of Director	Fees Earned or Paid In Cash ($)(a)(c)	Stock Awards ($)(b)	All Other Compensation ($)(c)	Total ($)
Cathcart, Alun (d)	76,875	76,883	5,000	158,758
Choksi, Mary C.	84,375	84,376	5,000	173,751
Coleman, Leonard S.	95,625	95,625	5,000	196,250
Edelman, Martin L. (e)	80,875	80,878	5,000	166,753
Hardy, John D.	84,375	84,376	5,000	173,751
Krominga, Lynn	85,625	85,634	5,000	176,259
Mestre, Eduardo G.	76,875	76,869	5,000	158,744
Salerno, F. Robert	80,875	80,865	5,000	166,740
Sweeney, Stender E.	46,875	131,880	5,000	183,755

(a)	The cash portion of fees paid represents: 50% of the annual retainer and 50% of committee chair and membership stipends. Directors may elect to defer some or all fees earned or paid in cash under the Company’s deferred compensation plan applicable to non-employee directors. For 2012, Mr. Sweeney deferred all such fees and elected to receive all such fees for the first six months of 2012 in the form of deferred stock units.
(b)	The stock awards represent: 50% of the annual retainer and 50% of committee chair and membership stipends, which for 2012 were paid quarterly in deferred stock units. Such awards represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The number of deferred stock units to be received pursuant to the equity portion of the retainer or any other compensation to be paid in the form of equity is equal to the value of the compensation being paid in the form of equity, divided by the fair market value of the Common Stock on the date of grant. Each deferred stock unit awarded to a Director in 2012 entitles such Director to receive one share of Common Stock following such director’s retirement or termination of service from the Board for any reason. The non-employee directors may not sell or receive value from such deferred stock units prior to such termination of service. For 2012, Directors had the opportunity to elect to receive more than 50% of their retainer and stipends in deferred stock units. As discussed above, Mr. Sweeney made such election with respect to 100% of his retainer and stipends for the first six months of 2012.

Outstanding stock awards at fiscal year-end are as follows: For Mr. Cathcart, 13,852 deferred stock units; for Ms. Choksi, 51,310 deferred stock units; for Mr. Coleman, 63,189 deferred stock units; for Mr. Edelman, 63,688 deferred stock units; for Mr. Hardy, 50,615 deferred stock units; for Ms. Krominga, 53,906 deferred stock units; for Mr. Mestre, 47,264 deferred stock units; for Mr. Salerno, 5,322 deferred stock units and 108,696 SSARs; and Mr. Sweeney, 88,074 deferred stock units.

(c)	Represents discretionary matching contributions available through The Avis Budget Charitable Foundation.
(d)	In addition to the compensation reflected above, Messrs. Cathcart and Salerno were also paid the following amounts in 2012:

Avis Rent A Car System, LLC Pension Plan (Mr. Salerno)	$59,075
Avis Rent A Car System, LLC Retirement Equalization Benefit Plan (Mr. Salerno)	$36,180
Avis UK Pension Plan (Mr. Cathcart)	$535,547	*

*	Reflects a £/$ exchange rate as of December 31, 2012 of 1.6244.

(e)	Mr. Edelman resigned effective March 15, 2013.

The table below shows the components of Director Compensation provided or made available to non-employee directors for 2012.

	Annual Compensation ($)(a)(b)
Annual Director Retainer	180,000	(c)
Audit Committee Chair	20,000
Audit Committee Member	10,000
Compensation Committee Chair	15,000
Compensation Committee Member	7,500
Corporate Governance Committee Chair	10,000
Corporate Governance Committee Member	5,000
Executive Committee Member	8,000
Presiding Director Stipend	20,000
Other Benefits	5,000	(d)

(a)	Members of the Board of Directors who are also officers or employees of the Company do not receive compensation for serving as directors (other than reimbursement of travel-related expenses for meetings held outside of the Company’s headquarters).
(b)	The annual retainer, committee chair stipends and committee membership stipends were paid quarterly 50% in cash and 50% in deferred stock units subject to a cap of 7,500 deferred stock units per quarter (the “Stock Award Cap”). Directors may elect to defer more than 50% of such stipends in deferred stock units also subject to the Stock Award Cap or in other deemed investments similar to those available in the deferred compensation plan available to the NEOs.
(c)	The annual director retainer was increased from $145,000 to $180,000, effective as of October 2012.
(d)	Represents discretionary matching contributions available through The Avis Budget Charitable Foundation.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised entirely of independent directors and administers the Company’s executive compensation policies and programs. Leonard S. Coleman has served as a member of our Compensation Committee since August 2006. Lynn Krominga has served as a member of our Compensation Committee since January 2007. John D. Hardy, Jr. has served as a member of our Compensation Committee since April 2008. None of these Directors were officers or employees of the Company or any of the Company’s subsidiaries or had any relationship requiring disclosure by the Company under Item 404 of the SEC’s Regulation S-K during 2012 or before.

REPORT OF AUDIT COMMITTEE

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and opining on the effectiveness of the Company’s controls in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing their reports thereon.

In performing its oversight function, the Audit Committee discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed under the rules adopted by the PCAOB.

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the independent auditors provided to the Audit Committee the written disclosures and letter required from the independent auditors by applicable requirements of the PCAOB.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and the evaluations of the Company’s internal controls.

Based on the reviews and discussions referred to above and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC. The Audit Committee also has recommended the selection of the Company’s independent registered public accounting firm for fiscal year 2013.

AUDIT COMMITTEE

Stender E. Sweeney, Chairman

Mary C. Choksi

Lynn Krominga

PROPOSALS TO BE VOTED ON AT MEETING

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors has nominated Mses. Choksi and Krominga and Messrs. Cathcart, Coleman, Hardy, Mestre, Nelson, Salerno and Sweeney to be elected at the Meeting to serve as directors for a one-year term ending at the 2014 annual meeting of stockholders and until their successors are duly elected and qualified or until his or her earlier resignation or removal. All of the nominees for director are incumbent nominees and were each elected for one-year terms at the 2012 annual meeting. For certain information regarding each nominee, see “Board of Directors—Biographical Information for Nominees” above.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Meeting, any nominee should become unavailable to serve, the shares of Common Stock represented by a properly executed and returned proxy (whether through the return of the enclosed proxy card, by telephone or electronically via the Internet) will be voted for such alternative person as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in accordance with the Company’s Amended and Restated Certificate of Incorporation and by-laws.

Directors are each elected by a majority of the votes cast with respect to that nominee in uncontested elections of directors. This means that the number of votes cast “for” each director nominee must exceed the number of votes cast “against” that nominee. Any abstentions or broker non-votes are not counted as votes cast “for” or “against” that director’s election and will have no effect on the election of directors. In contested elections, where the number of director nominees exceeds the number of directors to be elected, directors shall be elected by the vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote on the election of directors. Under the by-laws of the Company, each incumbent director is required to submit a contingent, irrevocable resignation that the Board of Directors may accept if the director fails to receive the required vote for election or re-election in an uncontested election. The Corporate Governance Committee is required to make a recommendation to the Board as to the action to be taken with respect to the tendered resignation. The Board is required to act on the resignation within 90 days of the date of certification of election results. Brokers who hold shares of Common Stock in “street name” will not have discretion, on behalf of their clients that hold shares of Common Stock as of the Record Date, to vote on the proposal relating to the election of directors unless such brokers receive voting instructions from the beneficial owners of such shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH NOMINEE AS A DIRECTOR.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF AUDITORS

Deloitte & Touche LLP has been appointed by the Audit Committee as the Company’s independent registered public accounting firm for fiscal year 2013. A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of stockholders.

Principal Accounting Firm Fees. Fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the years ended December 31, 2012 and 2011 were as follows:

Audit Fees. The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2012 and 2011 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and for other attest services, including services related to regulatory and statutory filings and financings, were approximately $7.0 million and $6.7 million, respectively.

Audit-Related Fees. The aggregate fees billed for audit-related services were approximately $1.8 million for the fiscal year ended December 31, 2012 and approximately $3.1 million for the fiscal year ended December 31, 2011. The audit-related fees primarily relate to services in connection with due diligence pertaining to potential transactions or investments and audits of employee benefit plans.

Tax Fees. The aggregate fees billed for tax services for the fiscal years ended December 31, 2012 and 2011 were approximately $5.1 million and $5.2 million, respectively. These fees relate to tax compliance, tax advice and tax planning. For the fiscal year ended December 31, 2012, approximately $4.1 million of the above amount related to tax compliance and approximately $1.0 million related to tax advice and tax planning. For the fiscal year ended December 31, 2011, approximately $4.2 million of the above amount related to tax compliance and approximately $1.0 million related to tax advice and tax planning.

All Other Fees. There were no other fees for the fiscal years ended December 31, 2012 and 2011.

For 2012, approximately $1.1 million of tax fees were related to the 2006 separation of Cendant into four separate companies (the “Cendant Separation”). For 2011, approximately $1.2 million of tax fees were related to the Cendant Separation. The Company was reimbursed for virtually all of such costs by Realogy and Wyndham Worldwide, two former subsidiaries of the Company.

The Audit Committee considered the non-audit services provided by the Deloitte Entities and determined that the provision of such services was compatible with maintaining the Deloitte Entities’ independence. The Audit Committee has also adopted a policy prohibiting the Company from hiring the Deloitte Entities’ personnel who have been directly involved in performing auditing procedures or providing accounting advice to the Company within a specified period of time in any role in which such person would be in a position to influence the contents of the Company’s financial statements.

The Company’s Audit Committee is responsible for appointing the Company’s independent registered public accounting firm and approving the terms of the independent registered public accounting firm’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm, as described below.

All services performed by the independent registered public accounting firm in 2012 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that the independent registered public accounting firm may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) anticipated to be performed by the independent registered public accounting firm in each of the Disclosure Categories in the ensuing fiscal year be presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, except for de minimis amounts under certain circumstances as described below, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman will update the full Audit Committee no later than the next regularly scheduled meeting for any interim approvals granted.

On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the original Service List and the forecast of remaining services and fees for the fiscal year.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by the Deloitte Entities during 2012 and 2011 under such provision.

Although not required by the Company’s by-laws or otherwise, the Board of Directors is submitting for stockholder ratification the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Pursuant to applicable Delaware law, the ratification of the appointment of the independent registered public accounting firm of the Company requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Brokers who hold shares of Common Stock in “street name” will have discretion, on behalf of their clients that beneficially own shares of Common Stock as of the Record Date, to vote on this proposal when the brokers do not receive instructions from such beneficial owners. Abstentions will be counted and will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR FISCAL YEAR 2013.

PROPOSAL NO. 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company is asking its stockholders to approve an advisory resolution to approve the compensation of our named executive officers as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers, as described in this proxy statement.

This vote is advisory and therefore, it will not be binding on the Company, the Compensation Committee or our Board of Directors, nor will it overrule any prior decision or require the Board or the Compensation Committee to take any action. However, the Compensation Committee and our Board of Directors value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Compensation Committee and our Board of Directors will consider stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

This advisory vote requires the affirmative vote of the majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Abstentions will be counted and will have the same effect as a vote against this proposal. Brokers who hold shares of Common Stock in “street name” will not have discretion, on behalf of their clients that beneficially own shares of Common Stock as of the Record Date, to vote on this proposal when the brokers do not receive instructions from such beneficial owners.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedures with Respect to Related Person Transactions

The Company recognizes that transactions with Related Persons can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Accordingly, as a general matter, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations in which transactions with related persons may be in, or may not be inconsistent with, the best interests of the Company and its stockholders. Therefore, the Company has adopted written procedures for the review, approval or ratification of transactions with related persons (the “Policy”). The Policy has been approved by the Audit Committee of the Board of Directors, and the Audit Committee will review and may amend the Policy from time to time.

For the purposes of the Policy, a “Related Person” is defined as: (1) any director or executive officer or director nominee; (2) any beneficial holder of more than 5% of any class of the company’s voting securities; (3) any immediate family member of the foregoing persons; or (4) any firm, corporation, or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. A “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant, and in which any Related Person had, has or will have a direct or indirect interest.

Under the Policy, Related Person Transactions that are identified as such prior to the consummation thereof or amendment thereto shall be consummated or amended only if proper notice of the facts and circumstances of such transaction has been given to the General Counsel and Corporate Compliance Officer and the Corporate Secretary of the Company. If such notice has been given, such officers will then assess whether the proposed transaction is a Related Person Transaction for purposes of the Policy. If it is determined that the proposed transaction is a Related Person Transaction and the amount involved exceeds $120,000, the proposed Related Person Transaction will be submitted to the Audit Committee, or, under certain circumstances, to the Chairman of the Audit Committee (the “Chair”). The Audit Committee or the Chair will then consider all of the relevant facts and circumstances available to the Audit Committee or the Chair, provided that no member of the Audit Committee will participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Audit Committee or the Chair will approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee or the Chair determines in good faith.

In the event the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel and Corporate Compliance Officer becomes aware of a Related Person Transaction for which the amount involved exceeds $120,000 that has not been previously approved or previously ratified under the Policy, the transaction will be submitted to the Audit Committee or Chair. If the transaction is pending or ongoing, the Audit Committee or the Chair will consider all the relevant facts and circumstances available to the Audit Committee or the Chair and shall evaluate all options, including but not limited to ratification, amendment or termination of the Related Person Transaction. If the transaction is completed, the Audit Committee or the Chair will evaluate the transaction to determine if rescission of the transaction and/or any other action is appropriate, and shall request that the General Counsel evaluate the Company’s controls and procedures to ascertain the reason the transaction was not submitted to the Audit Committee or the Chair for prior approval and whether any changes to the Policy are recommended.

Annually, the Audit Committee will review each previously approved or ratified Related Person Transaction that remains ongoing and has a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $60,000 and will determine if it is in the best interests of the Company and its stockholders to continue, modify or terminate such Related Person Transaction.

Other than contributions made pursuant to the Company’s matching contribution program for employees and directors, proposed charitable contributions, or pledges of charitable contributions, in excess of $1,000, in the aggregate, by the Company to a charitable or non-profit organization identified by any Related Person as one in which such person is actively involved in fund-raising or otherwise serves as a director, trustee or in a similar capacity (a “Related Charity”) shall be subject to prior review and approval by the Audit Committee or, under certain circumstances, by the Chair. In addition, each “named executive officer” (as defined by SEC rules and regulations) shall report to the Corporate Secretary, and the Corporate Secretary shall consolidate the information and report to the Audit Committee, on a quarterly basis, charitable contributions in excess of $1,000, in the aggregate, by the Company’s named executive officers and their spouses to charitable or non-profit organizations identified as a Related Charity.

No immediate family member of a director or executive officer shall be hired as an employee (other than as a temporary intern, if approved by the General Counsel and Corporate Compliance Officer) of the Company unless the employment arrangement is approved by the Audit Committee or, under certain circumstances, by the Chair. In the event a person becomes a director or executive officer of the Company and an immediate family member of such person is already an employee of the Company, no material change in the terms of employment, including compensation, may be made without the prior approval of the Audit Committee (except, if the immediate family member is himself or herself an executive officer of the Company, any proposed change in the terms of employment shall be reviewed and approved in the same manner as other executive officer compensatory arrangements).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. As a practical matter, the Company assists its directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. The Company believes that all filings required to be made under Section 16(a) of the Exchange Act during 2012 were timely made.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Proposals received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2014 annual meeting of stockholders if they are received by the Company on or before November 26, 2013. Any proposal should be directed to the attention of the Corporate Secretary, Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be received by the Company not later than the last date for submission of stockholder proposals under the Company’s by-laws. In order for a proposal to be “timely” under the Company’s by-laws, it must be received not less than sixty (60) days (i.e., March 23, 2014) nor more than ninety (90) days (i.e., February 21, 2014) before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, in the event that the annual meeting of stockholders is called for on a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting of stockholders was mailed or such public disclosure of the date of the annual meeting of stockholders was made, whichever occurs first.

ADDITIONAL INFORMATION

Stockholders with Multiple Accounts. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of such materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single copy of proxy materials (including a copy of the proxy statement and the 2012 Annual Report) or a single Notice, as applicable, to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or from the Company that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or the Notice, as applicable, please notify your broker if your shares of Common Stock are held in a brokerage account or the Company if you hold registered shares of Common Stock. You can notify the Company by sending a written request to Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, Attention: Corporate Secretary or by calling (973) 496-4700 and selecting the “Investor Relations” option.

Solicitation of Proxies. The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Common Stock. The Company has hired Phoenix Advisory Partners to aid in the solicitation of proxies. It is estimated that the fee for Phoenix Advisory Partners will be approximately $9,500 plus reasonable out-of-pocket costs and expenses. Such fee will be paid by the Company.

Electronic Access to Proxy Statement and Annual Report. This Proxy Statement and the Company’s 2012 Annual Report may be viewed online at www.edocumentview.com/CAR. If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by following the instructions provided if you vote via the Internet or by telephone or by enrolling through the transfer agent’s website at www.envisionreports.com/CAR. If you choose this option, you will receive a proxy form in early April 2014 listing the web site locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of Common Stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

By Order of the Board of Directors

JEAN M. SERA

Corporate Secretary

Dated: March 26, 2013

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time on May 21, 2013.

Vote by Internet
• Go to www.envisionreports.com/CAR
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors unanimously recommends a vote “FOR” Items 1 - 3. This proxy will be voted as directed, or, if no direction is indicated, will be voted “FOR” Items 1 - 3.

+
1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	1.1 Ronald L. Nelson	☐	☐	☐	1.2 Alun Cathcart	☐	☐	☐	1.3 Mary C. Choksi	☐	☐	☐

	1.4 Leonard S. Coleman	☐	☐	☐	1.5 John D. Hardy, Jr.	☐	☐	☐	1.6 Lynn Krominga	☐	☐	☐

	1.7 Eduardo G. Mestre	☐	☐	☐	1.8 F. Robert Salerno	☐	☐	☐	1.9 Stender E. Sweeney	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2013.	☐	☐	☐	3.	Advisory approval of the compensation of our named executive officers.	☐	☐	☐

B	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

C	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

AVIS BUDGET GROUP, INC.

THIS IS YOUR PROXY.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting of Stockholders, you can ensure your shares are represented at the Meeting by promptly completing, signing and returning your proxy card to Computershare by mail, or by voting via telephone (1-866-540-5760) or via the Internet at www.envisionreports.com/CAR.

ADMISSION TICKET

AVIS BUDGET GROUP, INC.

2013 Annual Meeting of Stockholders

Wednesday, May 22, 2013

11:00 a.m. Eastern Time

DoubleTree by Hilton Downtown Wilmington–Legal District

700 N. King Street

Wilmington, Delaware 19801

NON-TRANSFERABLE	NON-TRANSFERABLE

Important notice regarding the Internet availability of proxy materials for the Annual

Meeting of Stockholders.

The Proxy Statement, Annual Report and other proxy materials are available at: www.envisionreports.com/CAR

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — AVIS BUDGET GROUP, INC.

Annual Meeting of Stockholders – May 22, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Ronald L. Nelson, Michael K. Tucker, and Jean M. Sera, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Avis Budget Group, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 22, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)